                            ASSET EXCHANGE AGREEMENT



                             DATED JANUARY 14, 1998


                                    BETWEEN


                               TCA CABLE PARTNERS

                                      AND

                                CABLE ONE, INC.

                               TABLE OF CONTENTS

1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     1992 Cable Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.4     Basic Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.5     Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6     Cable Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.7     Cable Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.8     Cable One Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.9     Cable One Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.10    Cable One Leased Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.11    Cable One Other Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.12    Cable One Other Real Property Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.13    Cable One Owned Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.14    Cable One Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.15    Cable One Systems Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.16    Cable One Systems Franchises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.17    Cable One Systems Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.18    Cable One Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.19    Cable One's Cable Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.20    Closing Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.21    Communications Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.22    Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.23    Equivalent Basic Subscribers (or 'EBSs') . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.24    Environmental Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.25    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.26    ERISA Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.27    Expanded Basic Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.28    FCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.29    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.30    Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.31    Hazardous Substances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.32    HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.33    Judgment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.34    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.35    Leased Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.36    Legal Requirement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.37    Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.38    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.39    Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.40    Other Real Property Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.41    Owned Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

         1.42    Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.43    Pay TV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.44    Permitted Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.45    Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.46    Prime Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.47    Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.48    System . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.49    System Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.50    System Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.51    System Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.52    Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.53    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.54    TCA Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.55    TCA Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.56    TCA Leased Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.57    TCA Other Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.58    TCA Other Real Property Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.59    TCA Owned Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.60    TCA Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.61    TCA Systems Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.62    TCA Systems Franchises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.63    TCA Systems Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.64    TCA Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.65    TCA's Cable Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.66    Third party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.67    Transaction Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.68    Other Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.69    Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

2.       EXCHANGE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.1     Exchange of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

3.       CASH CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.1     Calculation of Cash Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.2     Adjusted Current Items Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.3     Determination of Cash Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.4     Allocation of Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

4.       ASSUMED LIABILITIES AND EXCLUDED ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.1     TCA Assumed Obligations and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.2     TCA Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.3     Cable One Assumed Obligations and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4     Cable One Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

5.       CABLE ONE'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.1     Organization and Qualification of Cable One  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.2     Authority and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.3     No Conflict; Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.4     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5     Cable One Systems Franchises, Cable One Systems Licenses,
                     Cable One Systems Contracts and Cable One Other Real Property
                     Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.6     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.7     Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.8     Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.9     Patents, Trademarks and Copyrights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.10    Financial Statements; Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.11    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.12    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.13    Tax Returns; Other Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.14    Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.15    Cable One Systems Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.16    Taxpayer Identification Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.17    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.18    Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.19    Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

6.       TCA'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.1     Organization and Qualification of TCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.2     Authority and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.3     No Conflict; Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.4     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.5     TCA Systems Franchises, TCA Systems Licenses,
                      TCA Systems Contracts and TCA Other Real Property Interests . . . . . . . . . . . . . . . . . .  27
         6.6     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.7     Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.8     Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.9     Patents, Trademarks and Copyrights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.10    Financial Statements; Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.11    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.12    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.13    Tax Returns; Other Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.14    Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.15    TCA Systems Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.16    Taxpayer Identification Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.17    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.18    Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.19    Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

7.       ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.1     Access to Premises and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.2     Continuity and Maintenance of Operations; Certain Deliveries and Notices . . . . . . . . . . . . . .  34
         7.3     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.4     Leased Vehicles; Other Capital Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.5     Required Consents, Franchise Renewal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.6     Title Commitments and Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.7     HSR Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.8     Sales and Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.9     Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.10    Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.11    Updated Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.12    Use of Names and Logos . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.13    Transitional Billing Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.14    Confidentiality and Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.15    Bulk Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.16    Lien Searches  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.17    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.18    Post-Closing Cooperation upon Inquiries as to Rates  . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.19    Power of Attorney Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.20    Blackwell Overbuild Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

8.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.1     Conditions to Cable One's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.2     Conditions to TCA's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

9.       THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.1     The Closing; Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.2     TCA's Delivery Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.3     Cable One's Delivery Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

10.      TERMINATION AND DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.1    Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
           INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.1    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.2    Indemnification by TCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.3    Indemnification by Cable One . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.4    Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.5    Other Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         11.6    Payments for Indemnification Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

12.      MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         12.1    Parties Obligated and Benefited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         12.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         12.3    Right to Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.4    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.5    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.6    Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.7    Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.8    Rights Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.9    Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.11   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.12   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.13   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.14   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         12.15   Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         12.16   Takings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         12.17   Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.18   Commercially Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.19   Action by any Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.34    Knowledge
Schedule 1.10    Cable One Leased Property
Schedule 1.12    Cable One Other Real Property
Schedule 1.13    Cable One Owned Property
Schedule 1.15    Cable One Systems Contracts
Schedule 1.16    Cable One Systems Franchises
Schedule 1.17    Cable One Systems Licenses
Schedule 1.18    Cable One Tangible Personal Property
Schedule 1.56    TCA Leased Property
Schedule 1.58    TCA Other Real Property Interests
Schedule 1.59    TCA Owned Property
Schedule 1.61    TCA Systems Contracts
Schedule 1.62    TCA Systems Franchises
Schedule 1.63    TCA Systems Licenses
Schedule 1.64    TCA Tangible Personal Property
Schedule 4.2     TCA Excluded Assets
Schedule 4.4     Cable One Excluded Assets
Schedule 5.3     Cable One Required Consents
Schedule 5.4     Cable One Liens
Schedule 5.4.3   Cable One Competition
Schedule 5.7.2   Cable One Environmental Exceptions
Schedule 5.8.4   Cable One Customer Service Standards Exceptions
Schedule 5.11    Cable One Undisclosed Liabilities; Certain Changes or Events
Schedule 5.12    Cable One Litigation
Schedule 5.14    Cable One Plans; Employee Matters
Schedule 5.14.1  Cable One Employees
Schedule 5.15    Cable One Systems Information
Schedule 5.18    Cable One Bonds
Schedule 6.3     TCA Required Consents
Schedule 6.4     TCA Liens and Permitted Liens
Schedule 6.4.3   TCA Competition
Schedule 6.7.2   TCA Environmental Exceptions
Schedule 6.8.4   TCA Customer Service Standards Exceptions
Schedule 6.11    TCA Undisclosed Liabilities; Certain Changes or Events
Schedule 6.12    TCA Litigation
Schedule 6.14    TCA Plans; Employee Matters
Schedule 6.14.1  TCA Employees
Schedule 6.15    TCA Systems Information
Schedule 6.18    TCA Bonds
Schedule 7.2.3   Exceptions to Section 7.2.3(j)

EXHIBITS

Exhibit 7.5.1              Form of Consent

Exhibit 7.9(a)             TCA Noncompetition Covenant

Exhibit 7.9(b)             Cable One Noncompetition Covenant

Exhibit 9.2.2              TCA Bill of Sale and Assignment and Assumption Agreement

Exhibit 9.2.11(a)          TCA's General Counsel Opinion

Exhibit 9.2.11(b)          TCA's FCC Counsel Opinion

Exhibit 9.3.2              Cable One Bill of Sale and Assignment and Assumption Agreement

Exhibit 9.3.11(a)          Cable One's General Counsel Opinion

Exhibit 9.3.11(b)          Fleischman and Walsh, L.L.P. Opinion

                            ASSET EXCHANGE AGREEMENT

         THIS ASSET EXCHANGE AGREEMENT ("Agreement") is made as of the 14th day of January, 1998, by and between TCA Cable Partners, a Delaware general partnership ("TCA"), and Cable One, Inc., a Delaware corporation ("Cable One").


                                    RECITALS

                 A. Cable One owns and operates cable television systems which are franchised or hold other operating authority and operate in and around the Texas municipalities listed on SCHEDULE 5.15 (collectively, the "Cable One Systems").

                 B. TCA owns and operates cable television systems which are franchised or hold other operating authority and operate in and around the Oklahoma municipalities listed on SCHEDULE 6.15 (collectively, the "TCA Systems").

                 C. This Agreement sets forth the terms and conditions upon which (i) Cable One will convey, or cause to be conveyed, to TCA substantially all of the assets comprising or used or useful in connection with Cable One's Cable Business and (ii) TCA will convey, or cause to be conveyed, to Cable One substantially all of the assets comprising or used or useful in connection with TCA's Cable Business, all in such a manner as to effect, to the extent reasonably possible, a like-kind exchange of such assets under Section 1031 of the United States Internal Revenue Code, as amended (the "Code").


                                   AGREEMENTS

         In consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1. DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this
SECTION 1 shall have the meanings set forth below:

         1.1 1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992 and the FCC rules and regulations promulgated thereunder.

         1.2 Affiliate. With respect to any Person, any Person controlling, controlled by or under common control with such Person; "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

         1.3 Assets. The Cable One Assets or the TCA Assets, as the context requires.

         1.4 Basic Services. The lowest tier of service offered to subscribers of a System.

         1.5 Business Day. Any day other than a Saturday, Sunday or a day on which the banking institutions in Tyler, Texas or New York, New York are required or authorized to be closed.

         1.6 Cable Act. The Cable Communications Policy Act of 1984, as amended, and the rules and regulations promulgated thereunder.

         1.7 Cable Business. Cable One's Cable Business or TCA's Cable Business, as the context requires.

         1.8. Cable One Assets. All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in Cable One's Cable Business in which Cable One or any Affiliate of Cable One has any right, title or interest or in which Cable One or any Affiliate of Cable One acquires any right, title or interest on or before the Closing Time that are not Cable One Excluded Assets, including the Cable One Tangible Personal Property, Cable One Owned Property, Cable One Leased Property, Cable One Other Real Property Interests, Cable One Systems Franchises, Cable One Systems Licenses, Cable One Systems Contracts, Cable One Books and Records and Cable One Other Intangibles, but excluding the Cable One Excluded Assets.

         1.9. Cable One Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports concerning Cable One's Cable Business including subscribers and prospective subscribers of the Cable One Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of Cable One with the FCC and statements of account filed by or on behalf of Cable One with the U.S. Copyright Office.

         1.10. Cable One Leased Property. The leaseholds of real property used or held for use in Cable One's Cable Business and described as Cable One Leased Property on SCHEDULE 1.10.

         1.11. Cable One Other Intangibles. All intangible assets, other than the Cable One Systems Franchises, the Cable One Systems Licenses and the Cable One Systems Contracts, including subscriber lists, claims (excluding any claims comprising or relating to Excluded Assets), patents and copyrights, if any, owned, used or held for use in Cable One's Cable Business.

         1.12. Cable One Other Real Property Interests. The easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property held by Cable One in connection with Cable One's Cable Business, including those interests described as Cable One Other Real Property Interests on SCHEDULE 1.12.

         1.13. Cable One Owned Property. The fee interests in the real property owned by Cable One used or held for use in Cable One's Cable Business and described as Cable One Owned Property on SCHEDULE 1.13 and all improvements and towers thereon.

         1.14. Cable One Required Consents. Any and all consents, authorizations and approvals required under the Cable One Systems Franchises, Cable One Systems Licenses, Cable One Systems Contracts, and the leases and other documents evidencing Cable One Leased Property and Cable One Other Real Property Interests and for (a) Cable One to transfer the Cable One Assets to TCA, (b) TCA to operate the Cable One Systems and to own, lease, use and operate the Cable One Assets and the Cable One Systems at the places and in the manner in which the Cable One Assets are used and the Cable One Systems are operated as of the date of this Agreement and as of the Closing, and (c) TCA to assume and perform the Cable One Systems Franchises, the Cable One Systems Licenses, the Cable One Systems Contracts, and the leases and other documents evidencing Cable One Leased Property and Cable One Other Real Property Interests.

         1.15. Cable One Systems Contracts. The pole line agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, multiple dwelling, bulk billing or commercial service agreements and other Contracts (other than Cable One Systems Franchises and Cable One Systems Licenses) used or held for use in Cable One's Cable Business and described on SCHEDULE 1.15.

         1.16. Cable One Systems Franchises. The franchises and other authorizations or permits used or held for use in Cable One's Cable Business and described on SCHEDULE 1.16.

         1.17. Cable One Systems Licenses. The intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority used or held for use in Cable One's Cable Business and described on SCHEDULE 1.17.

         1.18. Cable One Tangible Personal Property. All tangible personal property, including towers (other than towers on Cable One Owned Property), tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which are used or held for use in Cable One's Cable Business and described on SCHEDULE 1.18

         1.19. Cable One's Cable Business. The cable television business and other income-generating business relating to the Cable One Systems conducted by Cable One through the Cable One Systems.

         1.20.   Closing Time.  11:59 P.M., Central Time, on the Closing Date.

         1.21. Communications Act. The Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         1.22. Contract. Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

         1.23. Equivalent Basic Subscribers (or "EBSs"). An active customer for Basic Services either in a single household, a commercial establishment or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtain service on a "bulk-rate" basis shall be determined on a System-by-System basis by dividing the gross bulk-rate billings for Basic Services and Expanded Basic Services (but not billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental or from any outlet or connection other than the first or from any pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the rate charged at the time of determination to individual households for the highest level of Basic Services and Expanded Basic Services offered by such System, such rate not to be less than the rate for such System set forth on SCHEDULE
6.15 (in the case of TCA) or SCHEDULE 5.15 (in the case of Cable One) (excluding a la carte tiers or premium services, installation or other non-recurring charges, converter rental, pass-through charges for sales taxes, line-itemized franchise fees charged by the FCC and the like). For purposes of this definition, an "active customer" shall mean any person, commercial establishment or multi-unit dwelling at any given time that is paying for and receiving Basic Services from the System who has an account that is not more that 60 days past due (except for past due amounts of $5 or less, provided such account is otherwise current). For purposes of this definition, an "active customer" does not include any person, commercial establishment or multi-unit dwelling that as of the date of calculation has not paid in full the charges for at least one month of the services ordered. For purposes of this definition, the number of days past due of a customer account shall be determined from the first day of the period for which the applicable billing relates.

         1.24. Environmental Law. Any Legal Requirement relating to pollution or the protection of public health, safety, welfare or the pollution, protection or restoration of the environment, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         1.25. ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

         1.26. ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer within the meaning of Section 4001 of ERISA.

         1.27. Expanded Basic Services. Any video programming provided over a cable television system, regardless of service tier, other than Basic Services, any new product tier and Pay TV.

         1.28.   FCC.  The Federal Communications Commission.

         1.29. Financial Statements. Cable One's Financial Statements or TCA's Financial Statements, as the context requires.

         1.30. Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

         1.31. Hazardous Substances. (a) Any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. Sections 6901 et seq.), as amended, and the rules and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. Section 2601 et seq.) or the Insecticide, Fungicide and Rodenticide Act (IFRA) (7 U.S.C. Section 136 et seq.), each, as amended, and the rules and regulations promulgated thereunder; (d) asbestos or asbestos-containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, handling, treatment, storage or disposal of which on Owned Property or Leased Property is regulated or prohibited by any Environmental Law; and (h) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

         1.32. HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         1.33. Judgment. Any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

         1.34. Knowledge. For each Party, the actual knowledge of a particular matter of one or more of the persons identified under such Party's name on the attached SCHEDULE 1.34.

         1.35. Leased Property. Cable One Leased Property or TCA Leased Property, as the context requires.

         1.36. Legal Requirement. Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment.

         1.37. Lien. Any security interest, security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any mortgage, lien, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to, defect in, or other condition adversely affecting title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, protrusions, easements, rights-of-way, rights of first refusal, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, System License, System Franchise, System Contract or otherwise.

         1.38. Litigation. Any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment and any notice of any of the foregoing.

         1.39. Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event or the existence or assertion of any Liens (other than Permitted Liens) with respect to which indemnification is sought.

         1.40. Other Real Property Interests. The Cable One Other Real Property Interests or the TCA Other Real Property Interests, as the context requires.

         1.41. Owned Property. Cable One Owned Property or TCA Owned Property, as the context requires.

         1.42. Party. Either Cable One, on the one hand, or TCA, on the other hand, as the context requires.

         1.43. Pay TV. Premium programming services selected by and sold to subscribers on a per channel or per program basis.

         1.44. Permitted Lien. Any (a) Lien securing Taxes, assessments and governmental charges not yet due and payable, (b) zoning law or ordinance or any similar Legal Requirement, (c) right reserved to any Governmental Authority to regulate the affected property, (d) as to Owned Property and Other Real Property Interests, any Lien that does not individually or in the aggregate interfere with the right or ability to own, use or operate the Owned Property or Other Real Property Interests as they are being used or operated or to convey good, marketable and indefeasible fee simple title to the same, and (e) in the case of Leased Property, (i) the rights of any lessor and (ii) any Lien granted by any lessor of Leased Property to secure indebtedness;

provided that "Permitted Lien" will not include any Lien securing a debt or claim (other than inchoate materialmen's, mechanics', workman's, repairmen's or other like Liens arising in the ordinary course of business or any Lien described in clause (e) above) or any Lien which could prevent or impair in any way the conduct of the business of the affected System as it is currently being conducted, and provided further that the classification of any Lien as a "Permitted Lien" will not affect any liability which TCA may have under this Agreement for any such Lien with respect to the exchange of the TCA Systems or which Cable One may have under this Agreement for any such Lien with respect to the exchange of the Cable One Systems, including pursuant to any indemnity obligation under this Agreement.

         1.45. Person. Any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

         1.46. Prime Rate. The annual rate of interest published from time to time by The Wall Street Journal as the "Prime Rate."

         1.47. Required Consents. The Cable One Required Consents or the TCA Required Consents, as the context requires.

         1.48. System. Any of the Cable One Systems or the TCA Systems, as the context requires.

         1.49. System Contracts. The Cable One Systems Contracts or the TCA Systems Contracts, as the context requires.

         1.50. System Franchises. The Cable One Systems Franchises or the TCA Systems Franchises, as the context requires.

         1.51. System Licenses. The Cable One Systems Licenses or the TCA Systems Licenses, as the context requires.

         1.52. Tangible Personal Property. The Cable One Tangible Personal Property or the TCA Tangible Personal Property, as the context requires.

         1.53. Taxes. All levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross receipts, withholding, payroll, employment, excise or property taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

         1.54. TCA Assets. All of the assets, properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in TCA's Cable Business in which TCA or any Affiliate of TCA has any right, title or interest or in which TCA or any Affiliate of TCA acquires any right, title or interest on or before the Closing Time that are not TCA Excluded Assets, including the TCA Tangible

Personal Property, the TCA Owned Property, the TCA Leased Property, the TCA Other Real Property Interests, the TCA Systems Franchises, the TCA Systems Licenses, the TCA Systems Contracts, the TCA Books and Records and TCA Other Intangibles, but excluding the TCA Excluded Assets.

         1.55. TCA Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports concerning TCA's Cable Business, including subscribers and prospective subscribers of the TCA Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of TCA with the FCC and statements of account filed by or on behalf of TCA with the U.S. Copyright Office.

         1.56. TCA Leased Property. The leaseholds of real property used or held for use in TCA's Cable Business and described as TCA Leased Property on
SCHEDULE 1.56.

         1.57. TCA Other Intangibles. All intangible assets, other than TCA Systems Franchises, TCA Systems Licenses and TCA Systems Contracts, including subscriber lists, claims (excluding any claims comprising or relating to TCA Excluded Assets), patents and copyrights, if any, owned, used or held for use in TCA's Cable Business.

         1.58. TCA Other Real Property Interests. The easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property held by TCA in connection with TCA's Cable Business, including those interests described as TCA Other Real Property Interests on
SCHEDULE 1.58.

         1.59. TCA Owned Property. The fee interests in the real property owned by TCA used or held for use in TCA's Cable Business and described as TCA Owned Property on SCHEDULE 1.59 and all improvements and towers thereon.

         1.60. TCA Required Consents. Any and all consents, authorizations and approvals required under the TCA Systems Franchises, TCA Systems Licenses, TCA Systems Contracts, and the leases and other documents evidencing the TCA Leased Property or the TCA Other Real Property Interests for (a) TCA to transfer the TCA Assets to Cable One, (b) Cable One to operate the TCA Systems and to own, lease, use and operate the TCA Assets and the TCA Systems at the places and in the manner in which the TCA Assets are used and the TCA Systems are operated as of the date of this Agreement and as of the Closing, and (c) Cable One to assume and perform the TCA Systems Franchises, the TCA Systems Licenses, the TCA Systems Contracts, and the leases and other documents evidencing TCA Leased Property or TCA Other Real Property Interests.

         1.61. TCA Systems Contracts. The pole line agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, multiple dwelling, bulk billing or commercial service agreements and other Contracts (other than TCA Systems Franchises and TCA Systems Licenses) used or held for use in TCA's Cable Business and described on SCHEDULE 1.61.

         1.62. TCA Systems Franchises. The franchises and similar authorizations or permits used or held for use in TCA's Cable Business and described on SCHEDULE 1.62.

         1.63. TCA Systems Licenses. The intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority used or held for use in TCA's Cable Business and described on SCHEDULE 1.63.

         1.64. TCA Tangible Personal Property. All tangible personal property, including towers (other than towers on TCA Owned Property), tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which are used or held for use in TCA's Cable Business and described on SCHEDULE 1.64.

         1.65. TCA's Cable Business. The cable television business and other income-generating business relating to the TCA Systems conducted by TCA through the TCA Systems.

         1.66. Third party. Any Person other than TCA and its Affiliates or Cable One and its Affiliates.

         1.67. Transaction Documents. The instruments and documents described in SECTIONS 9.2 and 9.3 which are being executed and delivered by or on behalf of Cable One or TCA in connection with this Agreement or the transactions contemplated hereby.

         1.68. Other Definitions. The following terms are defined in the Sections or Recitals indicated:

Term                                                                Section or Recital
----                                                                ------------------

Action                                                                     11.4
Agreement                                                            First Paragraph
Antitrust Division                                                         7.7
Appraisal                                                                  3.4
Appraiser                                                                  3.4
Cable One                                                            First Paragraph
Cable One Adjusted Current Items Amount                                   3.2.2
Cable One Assumed Obligations and Liabilities                              4.3
Cable One Balance Sheets                                                   5.10
Cable One Excluded Assets                                                  4.4
Cable One Plans                                                          5.14.2
Cable One Systems                                                       Recital A
Cable One Title Policies                                                  9.3.4
Cable One's Financial Statements                                          5.10
Cash Consideration                                                        3.1.1
Closing                                                                    9.1

Closing Date                                                               9.1
Code                                                                    Recital C
Copyright Act                                                             5.8.1
Cost of Service Election                                                  5.8.5
Exchange                                                                  2.1.1
Final Report                                                              3.3.2
FTC                                                                        7.7
Indemnified Party                                                          11.4
Indemnifying Party                                                         11.4
Material Taking                                                           12.17
Preliminary Report                                                        3.3.1
Retained Employees                                                        7.3.1
Surveys                                                                    7.6
Survival Period                                                            11.1
Taking                                                                    12.17
TCA                                                                  First Paragraph
TCA Adjusted Current Items Amount                                         3.2.1
TCA Assumed Obligations and Liabilities                                    4.1
TCA Balance Sheets                                                         6.10
TCA Excluded Assets                                                        4.2
TCA Plans                                                                6.14.2
TCA Systems                                                             Recital B
TCA Title Policies                                                        9.2.4
TCA's Financial Statements                                                 6.10
Title Commitments                                                          7.6
Title Company                                                              7.6
Title Defect                                                               7.6
Transitional Billing Services                                              7.13
WARN                                                                     6.14.1

         1.69. Accounting Terms. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under generally acceptable accounting principles as in effect from time to time in the United States.

2.       EXCHANGE.

         2.1.    Exchange of Assets.

                 2.1.1. Subject to the terms and conditions set forth in this Agreement, at the Closing, TCA and Cable One agree to exchange simultaneously the TCA Assets for the Cable One Assets, free and clear of all Liens (except Permitted Liens) (the "Exchange"). TCA and Cable One agree to use all reasonable efforts to structure the Exchange in such a way that to the extent reasonably possible it will be a tax free exchange of like-kind assets under
Section 1031 of the Code.

                 2.1.2. The Exchange is to occur as follows: (A) the TCA Tangible Personal Property and the Cable One Tangible Personal Property are being exchanged each for the other; (B) the TCA Owned Property, TCA Leased Property and TCA Other Property Interests and the Cable One Owned Property, Cable One Leased Property and Cable One Other Real Property Interests are being exchanged each for the other; and (c) the TCA Systems Contracts, TCA Systems Franchises, TCA Systems Licenses and TCA Other Intangibles and the Cable One Systems Contracts, Cable One Systems Franchises, Cable One Systems Licenses and Cable One Other Intangibles are being exchanged each for the other, in each case to the maximum extent permitted by Section 1031 of the Code and the regulations promulgated thereunder.

3.       CASH CONSIDERATION.   Each Party agrees that cash consideration will
be paid at Closing by either TCA or Cable One to the other, such amount to be determined as follows:

         3.1.    Calculation of Cash Consideration.

                 3.1.1. If the TCA Adjusted Current Items Amount is less than the Cable One Adjusted Current Items Amount, then TCA shall pay to Cable One an amount equal to the Cable One Adjusted Current Items Amount less the TCA Adjusted Current Items Amount, or, in the alternative, if the Cable One Adjusted Current Items Amount is less than the TCA Adjusted Current Items Amount, then Cable One shall pay to TCA an amount equal to the TCA Adjusted Current Items Amount, less the Cable One Adjusted Current Items Amount (the "Cash Consideration").

                 3.1.2. At the Closing, the appropriate Party will pay to the other Party, by federal wire transfer of immediately available funds pursuant to wiring instructions which shall be delivered by the other Party at least five (5) Business Days prior to Closing, an amount in cash equal to the Cash Consideration as preliminary determined in connection with the preparation of the Preliminary Reports.

         3.2.    Adjusted Current Items Amounts.

                 3.2.1. The TCA Adjusted Current Items Amount shall be determined and adjusted as follows, which adjustments will be made without duplication of any amount (the "TCA Adjusted Current Items Amount"):

                          (a)  The TCA Adjusted Current Items Amount shall be
increased or decreased, as applicable, on a pro rata basis as of the Closing Date for all prepaid expenses other than inventory (but only to the extent the full benefit of such prepaid expenses will be realizable within 12 months after the Closing Date), accrued expenses (including real and personal property taxes, copyright fees, and franchise or license fees or charges), prepaid income, subscriber prepayments and accounts receivable related to the TCA Business, all as determined in accordance with generally accepted accounting principles consistently applied, to reflect the principle that all expenses and income attributable to the TCA Business for the period through and including the Closing Date are for the account of TCA, and all expenses and income attributable to the TCA Business for the period after the Closing Date are for the account of Cable One. TCA will receive no credit for (a) any accounts receivable resulting from cable service sales any portion of which is 60 days or more past due from the billing date as of the Closing Date, (b) all accounts receivable resulting from advertising sales any portion of which is 90 days or more past due as of the Closing Date, or (c) accounts receivable from customers whose accounts are inactive or whose service is pending disconnection for any reason as of the Closing Date.
Notwithstanding the foregoing, no adjustment will be made for any items of income or expense which relate to any TCA Excluded Assets.

                          (b)  The TCA Adjusted Current Items Amount shall be
decreased by the amount of all unearned income, advance payments to, or funds of third parties on deposit with, TCA as of the Closing Date, relating to TCA's Cable Business, including advance payments and deposits by subscribers served by TCA's Cable Business for converters, encoders, decoders, cable television service and related sales, and all interest, if any, required to be paid thereon through the Closing Date.

                 3.2.2. The Cable One Adjusted Current Items Amount shall be determined and adjusted as follows, which adjustments will be made without duplication of any amount (the "Cable One Adjusted Current Items Amount"):

                          (a)  The Cable One Adjusted Current Items Amount
shall be increased or decreased, as applicable, on a pro rata basis as of the Closing Date for all prepaid expenses other than inventory (but only to the extent the full benefit of such prepaid expenses will be realizable within 12 months after the Closing Date), accrued expenses (including real and personal property taxes, copyright fees, and franchise or license fees or charges), prepaid income, subscriber prepayments and accounts receivable related to the Cable One Business, all as determined in accordance with generally accepted accounting principles consistently applied, to reflect the principle that all expenses and income attributable to the Cable One Business for the period through and including the Closing Date are for the account of Cable One, and all expenses and income attributable to the Cable One Business for the period after the Closing Date are for the account of TCA. Cable One will receive no credit for (a) any accounts receivable resulting from cable service sales any portion of which is 60 days or more past due from the billing date as of the Closing Date or (b) all accounts receivable resulting from advertising sales any portion of which is 90 days or more past due as of the Closing Date, or (c) accounts receivable from customers whose accounts are inactive or whose service is pending disconnection for any reason as of the Closing Date.
Notwithstanding the foregoing, no adjustment will be made for any items of income or expense which relate to any Cable One Excluded Assets.

                          (b)  The Cable One Adjusted Current Items Amount will
be decreased by the amount of all unearned income, advance payments to, or funds of third parties on deposit with, Cable One as of the Closing Date, relating to Cable One's Cable Business, including advance payments and deposits by subscribers served by Cable One's Cable Business for converters, encoders, decoders, cable television service and related sales, and all interest, if any, required to paid thereon through the Closing Date.

         3.3.    Determination of Cash Consideration.

                 3.3.1. At least ten Business Days prior to the Closing, each Party shall deliver to the other Party a report (the "Preliminary Report"), certified as to completeness and accuracy by such Party, showing in reasonable detail the estimated Adjusted Current Items Amount for its Systems and the preliminary determination of the adjustments referred to in SECTION 3.2 for such Party, each of which shall be calculated as of the Closing Date (or as of any other date agreed by the Parties), together with appropriate documents substantiating the estimates proposed in its Preliminary Report. Each Party will include in its Preliminary Report a reasonably detailed calculation of the number of its Equivalent Basic Subscribers as of the date nearest to the date of its Preliminary Report as is reasonably practicable, a schedule setting forth advance payments made to or by and deposits made to such Party, accounts receivable information relating to its respective Cable Business (showing sums due and their respective aging as of the date nearest to the date of its Preliminary Report as is reasonably practicable), and its billing report for the most current period ended prior to the date of its Preliminary Report. Following receipt of such Preliminary Report, each Party shall have five Business Days to review such Preliminary Report and supporting information and to notify the other Party of any disagreements with such Party's estimates. If either Party provides a notice of disagreement with the other Party's estimates within such five Business Day period, each Party shall negotiate in good faith to resolve any such dispute and to reach an agreement on such estimates prior to the Closing Date. The estimates so agreed upon by each Party or (if the parties do not reach such an agreement on the estimates set forth in the Preliminary Report prior to the Closing Date or if both Parties fail to provide a notice of disagreement with the estimates within the time provided) the estimates of such Party's Adjusted Current Items Amount and the adjustments thereto set forth in the Preliminary Report shall be the basis for determining the Cash Consideration payable at Closing. Any disagreements that may exist with respect to a Preliminary Report, if any, shall be resolved in connection with the preparation and finalization of the Final Report pursuant to SECTIONS
3.3.2. AND 3.3.3.

                 3.3.2. Within 60 days after the Closing, each Party will deliver to the other Party a report (the "Final Report"), similarly certified by such Party, showing in reasonable detail the final determination of Adjusted Current Items Amount for its Systems as of the Closing Date, all adjustments which were not calculated as of the Closing Date and any corrections to any of its estimated adjustments contained in its Preliminary Report, together with appropriate documents substantiating the calculations, determinations and adjustments proposed in its Final Report. Each Party will provide the other Party with reasonable access to all records which such Party has in its possession and which are necessary for the other Party to prepare its Final Report.

                 3.3.3. Within 30 days after receipt of the Final Report from the other Party, each Party will give the other Party written notice of such Party's objections, if any, to the other Party's Final Report. If either Party makes any such objection, the parties will agree on the amount, if any, which is not in dispute within 30 days after either Party's receipt of a notice of objections to the Final Report. The undisputed portion of any adjustments to the Cash Consideration paid by either Party on the Closing Date will be paid by the responsible Party within three Business Days after agreement on such net amount. Any disputed amounts will be determined within 120 days after the Closing Date by an accounting firm mutually agreed upon by the parties, whose determination will be conclusive. TCA and Cable One will bear equally the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the responsible Party by wire transfer of immediately available funds to the other Party within three Business Days after the final determination.

         3.4. Allocation of Value. As of the date of this Agreement, TCA and Cable One agree that the value of the Assets of each of TCA and Cable One shall be as set forth in an appraisal ("Appraisal") prepared by Bond & Pecaro, Inc. (the "Appraiser"). Within 150 days after the Closing Date, the Appraiser shall perform the Appraisal. The fees and expenses of the Appraiser shall be shared equally by TCA and Cable One. TCA and Cable One agree that the Appraisal shall be conducted for the purpose of reporting the transactions contemplated hereunder as a like-kind exchange pursuant to Section 1031 of the Code and shall not be used to adjust the Purchase Price. Accordingly, each of TCA and Cable One, for purposes of Sections 1031 and 1060 of the Code and the regulations thereunder, will report the Exchange contemplated by this Agreement in accordance with the values set forth in the updated Appraisal. Neither Party shall take any position inconsistent with the valuation contained in the updated Appraisal and will file all returns and reports with respect to the transaction contemplated by this Agreement, including all federal, state and local returns, on a basis consistent with the valuation contained in the updated Appraisal. Each of Cable One and TCA promptly will give the other notice of any disallowance or challenge of asset values by the Internal Revenue Service or any taxing Governmental Authority.

4.       ASSUMED LIABILITIES AND EXCLUDED ASSETS.

         4.1. TCA Assumed Obligations and Liabilities. At the Closing and effective as of the Closing Time, TCA will assume and after the Closing Date, TCA will pay, discharge and perform the following (the "TCA Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Cable One Assets assigned and transferred to TCA at the Closing; (b) those obligations and liabilities of Cable One for subscriber prepayments and deposits related to the Cable One Systems existing at the Closing Time; (c) the obligations and liabilities of Cable One only to the extent that an adjustment in favor of TCA is made with respect thereto pursuant to SECTION 3.2; and (d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of TCA's ownership of the Cable One Assets or operation of the Cable One Systems after the Closing, except to the extent that such obligations or liabilities relate to any Cable One Excluded Asset. All obligations and liabilities arising out of or relating to the Cable One Assets or the Cable One Systems other than the TCA Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of Cable One, including any obligation, liability or claims relating to or arising pursuant to (x) rate refunds with respect to periods through and including the Closing Date, (y) litigation commenced, or related to an event occurring, on or prior to the Closing Date, or (z) credit, loan or other agreements pursuant to which Cable One has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any Cable One Asset.

         4.2. TCA Excluded Assets. "TCA Excluded Assets" means all: (a) programming Contracts (including cable guide agreements) and all Contracts to which TCA and one or more Affiliates of TCA or other cable systems of TCA are parties (including master retransmission consent agreements, master pole attachment agreements, and master billing, collection and related agreement), but only to the extent listed on SCHEDULE 4.2 and other than those listed on
Schedule 1.61; (b) TCA Plans; (c) insurance policies and rights and claims; (d) bonds, letters of credit, surety instruments and other similar items; (e) cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable; (f) any of the TCA trademarks, trade names, service marks, service names, logos and similar proprietary rights; (g) subscriber billing Contracts and related equipment; (h) any agreement, right, asset or property owned or leased by TCA or any Affiliate of TCA that is not used or held for use in connection with the operation of the TCA Systems; (i) all claims, rights, and interest in and to any refunds of taxes or fees of any nature, or other claims against third parties, relating to the operation of the TCA Systems prior to the Closing Time; (j) the account books of original entry, general ledgers and financial records used in connection with the TCA Systems provided, however, that TCA shall provide to Cable One access, in connection with litigation, administrative proceedings, payment of taxes or any other valid business reason, to any of such books and records as may be in TCA's possession for a reasonable period, not to exceed seven years from the Closing Date, from time to time upon reasonable notice from Cable One to TCA; (k) all capital and vehicle leases; and (l) rights, assets and properties described on
SCHEDULE 4.2.

         4.3. Cable One Assumed Obligations and Liabilities. At the Closing and effective as of the Closing Time, Cable One will assume and after the Closing Date, Cable One will pay, discharge and perform the following (the "Cable One Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the TCA Assets assigned and transferred to Cable One at the Closing; (b) those obligations and liabilities of TCA for subscriber prepayments and deposits related to the TCA Systems existing at the Closing Time; (c) other obligations and liabilities of TCA only to the extent that an adjustment in favor of Cable One is made with respect thereto pursuant to
SECTION 3.2; and (d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of Cable One's ownership of the TCA Assets or operation of the TCA Systems after the Closing, except to the extent that such obligations or liabilities relate to any TCA Excluded Asset. All obligations and liabilities arising out of or relating to the TCA Assets or the TCA Systems other than the Cable One Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of TCA, including any obligation, liability or claims relating to or arising pursuant to (x) rate refunds with respect to periods through and including the Closing Date, (y) litigation commenced, or related to an event occurring, on or prior to the Closing Date, or (z) credit, loan or other agreements pursuant to which TCA has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any TCA Asset.

         4.4. Cable One Excluded Assets. "Cable One Excluded Assets" means all: (a) programming (including cable guide agreements) Contracts and all Contracts to which Cable One and one or more Affiliates of Cable One or other cable systems of Cable One are parties

(including master retransmission consent agreements, master pole attachment agreements, and master billing, collection and related agreements) but only to the extent listed on Schedule 4.4 and other than those listed on Schedule 1.15;
(b) Cable One Plans; (c) insurance policies and rights and claims thereunder;
(d) bonds, letters of credit, surety instruments and other similar items; (e) cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable; (f) Cable One's trademarks, trade names, service marks, service names, logos and similar proprietary rights; (g) subscriber billing Contracts and related equipment; (h) any agreement, right, asset or property owned or leased by Cable One or any Affiliate of Cable One that is not used or held for use in connection with the operation of the Cable One Systems; (i) all claims, rights, and interest in and to any refunds of taxes or fees of any nature, or other claims against third parties, relating to the operation of the Cable One Systems prior to the Closing Time; (j) the account books of original entry, general ledgers and financial records used in connection with the Cable One Systems provided however, that Cable One shall provide to TCA access in connection with litigation, administrative proceedings, payment of taxes or any other valid business reason, to any of such books and records as may be in Cable One's possession for a reasonable period, not to exceed seven (7) years from the Closing Date, from time to time upon reasonable notice from TCA to Cable One; (k) all capital and vehicle leases; and (l) rights, assets and properties described on SCHEDULE 4.4.

5. CABLE ONE'S REPRESENTATIONS AND WARRANTIES. Cable One represents and warrants to TCA as of the date of this Agreement and as of the Closing, as follows:

         5.1. Organization and Qualification of Cable One. Cable One is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and use the Cable One Assets owned, leased or used by it and to conduct the Cable One Cable Business as it is currently being conducted by it. Cable One is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Cable One Assets owned, leased or used by it or the nature of its activities in connection with the Cable One Systems makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation of Cable One's Cable Business, the Cable One Assets or Cable One Systems or on the ability of Cable One to perform its obligations under this Agreement.

         5.2. Authority and Validity. Cable One has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by Cable One of, the performance of Cable One under, and the consummation by Cable One of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized by all action by or on behalf of Cable One. This Agreement has been, and when executed and delivered by Cable One the Transaction Documents will be, duly and validly executed and delivered by Cable One and the valid and binding obligations of Cable One, enforceable against Cable One in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

         5.3. No Conflict; Required Consents. Except for the Cable One Required Consents, all of which are listed on SCHEDULE 5.3, the TCA Required Consents and the HSR notification and the expiration or earlier termination of the waiting period under the HSR Act, the execution and delivery by Cable One of, the performance of Cable One under, and the consummation by Cable One of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party do not and will not: (a) conflict with or violate any provision of the charter or bylaws of Cable One; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Cable One under, (iv) result in the creation or imposition of any Lien under, any Cable One Systems Contract or other instrument evidencing any of the Cable One Assets or by which Cable One or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on any Cable One System, Cable One's Cable Business or Cable One or on the ability of Cable One to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

         5.4.    Assets.

                 5.4.1. Cable One has exclusive, good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Cable One Assets (other than Cable One Owned Property, Cable One Leased Property and Cable One Other Real Property Interests, as to which representations and warranties in SECTION 5.6 apply). The Cable One Assets are free and clear of all Liens, except (a) Permitted Liens, and (b) Liens described on SCHEDULE 5.4, all of which will be terminated, released or, in the case of the rights of first refusal listed on SCHEDULE 5.4, waived, as appropriate, at or prior to the Closing. Except as described on SCHEDULE 1.18, the Cable One Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted).

                 5.4.2. Except for items included in the Cable One Excluded Assets, the Cable One Assets constitute all the assets necessary to conduct Cable One's Cable Business and to operate the Cable One Systems substantially as they are being conducted and operated on the date of this Agreement and in compliance in all material respects with all applicable Legal Requirements and Cable One Systems Contracts, Cable One Systems Licenses and Cable One Systems Franchises.

                 5.4.3. Except as described on SCHEDULE 5.4.3, to the Knowledge of Cable One, no third party has been granted or applied for a cable television franchise or is providing or intending to provide wireline or wireless television programming or related services (except for nationally recognized direct broadcast satellite services) in any of the communities or unincorporated areas currently served by Cable One's Cable Business. Except as described on SCHEDULE 5.4.3, Cable One has not been denied initial or continuing access to any multiple dwelling unit or paid for access to any multiple dwelling unit, subdivision or private development in the areas served by Cable One's Cable Business.

         5.5. Cable One Systems Franchises, Cable One Systems Licenses, Cable One Systems Contracts and Cable One Other Real Property Interests.

                 5.5.1.   Except as described on SCHEDULES 1.10, 1.12, 1.15,
1.16 and 1.17, or 4.4, Cable One is not bound or affected by any of the following that relate primarily or in whole to Cable One's Cable Business: (a) leases of real or personal property; (b) franchises for the construction or operation of cable television systems or Contracts of substantially equivalent effect; (c) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (d) material easements or rights of access;
(e) pole line agreements, underground conduit agreements, crossing agreements, retransmission consent agreements or bulk or commercial service agreements; or
(f) System Contracts other than those described in any other clause of this
SECTION 5.5.1 which contemplate payments by or to Cable One in any 12-month period exceeding $10,000 individually or $50,000 in the aggregate or which are not terminable by Cable One without cost or penalty on not more than 90 days prior written notice. Other than where expressly noted in SCHEDULE 1.15, no Affiliate of Cable One is a party to any of the Cable One Systems Contracts disclosed on SCHEDULE 1.15.

                 5.5.2. Complete and correct copies of the Cable One Systems Franchises and Cable One Systems Licenses have been provided to TCA. Except as set forth on SCHEDULE 1.16, the Cable One Systems Franchises contain all of the commitments and obligations of Cable One to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the Cable One Systems. The Cable One Systems Franchises and Cable One Systems Licenses are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or to Cable One's Knowledge threatened, to terminate, suspend or modify any Cable One System Franchise or Cable One System License and Cable One is, or will be as of the Closing Date, in material compliance with the terms and conditions of all the Cable One Systems Franchises and Cable One Systems Licenses and other applicable requirements of all Governmental Authorities (including the FCC and the U.S. Copyright Office) relating to the Cable One Systems Franchises and Cable One Systems Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

                 5.5.3. Complete and correct copies of all material Cable One Systems Contracts (including Contracts relating to Leased Property and Other Real Property Interests described on SCHEDULES 1.10 AND 1.12) have been provided to TCA. Such documents constitute the entire agreement with the other party. Each such Cable One Systems Contracts is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Cable One and Cable One is not and, to Cable One's Knowledge, each other party thereto is not in breach or default of any material terms or conditions thereunder.

         5.6 Real Property. All the Assets consisting of Cable One Owned Property, Cable One Leased Property and material Cable One Other Real Property Interests are described on SCHEDULES 1.10, 1.12 and 1.13. Except as otherwise disclosed on SCHEDULE 1.13, Cable One holds good, marketable and indefeasible fee simple title to the Cable One Owned Property and has the valid and enforceable right to use and possess such Cable One Owned Property, subject only to Permitted Liens. Except as otherwise disclosed on SCHEDULE 1.10, Cable One has valid and enforceable leasehold interests in all Cable One Leased Property. Except as otherwise disclosed on SCHEDULE 1.12, Cable One has valid and enforceable rights to use all Cable One Other Real Property Interests, subject only to Permitted Liens. Except for routine repairs, all of the material improvements, leasehold improvements and the premises of the Cable One Owned Property and the premises demised under the leases and other documents evidencing the Cable One Leased Property are in good condition and repair and are suitable for the purposes used. Each parcel of Cable One Owned Property and each parcel of Cable One Leased Property and any improvements thereon (a) has access to and over public streets or private streets for which Cable One has a valid right of ingress and egress, (b) conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use, (c) conforms in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel and (d) is available for immediate use in the conduct of the business or operations of the Cable One Systems.

         5.7     Environmental.

                 5.7.1. To the Knowledge of Cable One, the Cable One Owned Property and Cable One Leased Property comply in all material respects with and, to Cable One's Knowledge, has previously been operated in compliance in all material respects with, all Environmental Laws. Cable One has not generated, stored, used, treated, handled, discharged, released, or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Cable One Owned Property or Cable One Leased Property, transported any Hazardous Substances to or from any Cable One Owned Property or Cable One Leased Property or discharged any Hazardous Substances from any Cable One Owned Property or Cable One Leased Property into any body of water, directly or indirectly, or undertaken or caused to be undertaken any other activities relating to the Cable One Owned Property or Cable One Leased Property, which could reasonably give rise to any liability under any Environmental Law and, to Cable One's Knowledge, no other present or previous owner, tenant, occupant or user of any Cable One Owned Property or Cable One Leased Property or any other Person has committed or suffered any of the foregoing. To Cable One's Knowledge (i) no release of Hazardous Substances outside the Cable One Owned Property or Cable One Leased Property has entered or threatens to enter any Cable One Owned Property or Cable One Leased Property, and (ii) there is no pending or threatened Litigation based on Environmental Laws which arises from any condition of the land adjacent to or immediately surrounding any Cable One Owned Property or Cable One Leased Property. No Litigation or investigation based on Environmental Laws which relates to any Cable One Owned Property or Cable One Leased Property or any operations or conditions on it (a) has been asserted or conducted in the past or is currently pending against or with respect to any Cable One Company or, to Cable One's Knowledge, any other Person or (b) to Cable One's Knowledge, is threatened or contemplated.

                 5.7.2. Except as described on SCHEDULE 5.7.2, to Cable One's Knowledge, (a) no aboveground or underground storage tanks are currently or have been located on any Cable One Owned Property or Cable One Leased Property,
(b) no Cable One Owned Property or Cable One Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes, (c) no building or other structure on any Cable One Owned Property or Cable One Leased Property contains asbestos, asbestos-containing material, or material presumed to be asbestos-containing material pursuant to any Environmental Law and (d) there are no incinerators or cesspools on the Cable One Owned Property or Cable One Leased Property and all domestic waste discharged from the Cable One Owned Property or the Cable One Leased Property is discharged into a public sanitary sewer system.

                 5.7.3 Complete and correct copies of (a) all studies, reports, surveys or other similar written materials in Cable One's possession or to which Cable One, to its Knowledge, has access relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the Cable One Owned Property or Cable One Leased Property, (b) all notices (other than general notices made by general publication) in Cable One's possession or to which Cable One, to its Knowledge, has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Cable One Owned Property or Cable One Leased Property or activities at the Cable One Owned Property or Cable One Leased Property and (c) notices and related materials in Cable One's possession or to which Cable One, to its Knowledge, has access relating to any Litigation or allegation by any private third party concerning any Environmental Law, have been provided to TCA.

         5.8.    Compliance with Legal Requirements.

                 5.8.1. The ownership, leasing and use of the Cable One Assets as they are currently owned, leased and used, and the conduct of Cable One's Cable Business and the operation of the Cable One Systems as they are currently conducted and operated, do not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in SECTION 5.8.5, as to which the representations and warranties set forth in that subsection shall apply) including (a) the Copyright Act of 1976, as amended, including all rules, regulations, orders and policies of the U.S. Copyright Office thereunder (the "Copyright Act") and the applicable rules and regulations of the U.S. Copyright Office; (b) the Communications Act, including provisions thereof pertaining to signal leakage;
(c) the must-carry and retransmission consent provisions of the 1992 Cable Act as they relate to the Cable One Systems; and (d) all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Cable One Assets, the Cable One Systems and Cable One's Cable Business, including Legal Requirements pertaining to utility pole make ready and to grounding and bonding of cable television systems (in each case as the same is currently in effect). Cable

One has received no notice of any violation by Cable One or the Cable One Business of any Legal Requirement applicable to the operation of Cable One's Cable Business as currently conducted, or the Cable One Systems as currently operated and to its Knowledge, no person has alleged any such violation.

                 5.8.2. A valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Governmental Authority with respect to all Cable One Systems Franchises that have expired or will expire within 36 months after the date of this Agreement.

                 5.8.3. Cable One has deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the business and operations of the Cable One Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in
Section 111 of the Copyright Act. To the knowledge of Cable One, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party which questions the copyright filings or payments made by Cable One with respect to the Cable One Systems. Complete and correct copies of all current reports and filings for the past three years, made or filed pursuant to the Copyright Act and the rules and regulations of the U.S. Copyright Office with respect to Cable One's Cable Business have been provided to TCA.

                 5.8.4. Except as set forth in SCHEDULE 5.8.4, (a) no written notices or demands have been received from the FCC, from any television station, or from any other Person or Governmental Authority (i) challenging the right of the Cable One Systems to carry any television broadcast station or deliver the same or (ii) claiming that any Cable One System has failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act; (b) all necessary FAA or FCC approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Cable One Systems and are listed in SCHEDULE 5.8.4., and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules; and (c) Cable One has received no notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the 1992 Cable Act and Cable One has not agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the 1992 Cable Act.

                 5.8.5. Notwithstanding the foregoing, to the Knowledge of Cable One, each Cable One System is in compliance in all material respects with the provisions of the 1992 Cable Act as such Legal Requirements relate to the rates and other charges of Cable One's Cable Business. Cable One has used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the 1992 Cable Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Authority, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the 1992 Cable Act other than the failure of any franchising authority to have been certified to regulate rates. Notwithstanding the foregoing, Cable One makes no representation or warranty that the rates charged to subscribers would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the date of the Closing. Cable One has delivered to TCA complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215, 1220, 1225, 1235
and 1240 filed with respect to the Cable One Systems, copies of all other FCC Forms filed by Cable One and of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers with respect to Cable One Systems, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the Cable One Systems, and any other documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by Cable One with respect to any of the Cable One Systems. Cable One has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding (a "Cost of Service Election") with respect to any of the Cable One Systems. Cable One has not entered into or is not subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in the Cable One Systems and is not currently negotiating or anticipating entering into or being subject to the same.

         5.9.    Patents, Trademarks and Copyrights.    Cable One does not
possess any patent, patent right, trademark or copyright related to or material to the operation of the Cable One Systems and Cable One is not a party to any license or royalty agreement with respect to any such patent, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. To the Knowledge of Cable One, the Cable One Systems and Cable One's Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

         5.10. Financial Statements; Undisclosed Liabilities. Cable One has delivered to TCA complete and correct copies of the (i) internally generated unaudited balance sheets of the Cable One Systems and related statements of income for the year ending as of December 31, 1996 and (ii) internally generated unaudited interim balance sheets and related statements of income for and as of each quarter ending on and up to September 30, 1997 (all of such financial statements being hereinafter referred to as "Cable One's Financial Statements"). Cable One's Financial Statements are in accordance with the books and records of each of the Cable One Systems, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered thereby, and, except as may be described therein, present fairly the financial condition of the Cable One Systems at the dates and for the periods indicated, subject in the case of unaudited Cable One's Balance Sheets, only to standard year-end adjustments and the omission of footnotes. The balance sheets as of December 31, 1996 of each of the Cable One Systems are herein collectively called the "Cable One Balance Sheets." At the date of the Cable One Balance Sheets, the Cable One Systems had no material liabilities required by generally accepted accounting principles to be reflected or reserved against therein that were not fully reflected or reserved against on the Cable One Balance Sheets.

         5.11.   Absence of Certain Changes or Events.  Except as set forth on
SCHEDULE 5.11, since the date of the Cable One Balance Sheets: (a) Cable One has not incurred any obligation or liability (contingent or otherwise) with respect to Cable One's Cable Business or any Cable One System, except normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, to Cable One's Knowledge, individually or in the aggregate, have a material adverse effect on the financial condition of or results of operations of Cable One's Cable Business or any Cable One System;
(b) there has been no material adverse change in the Cable One Assets comprising any Cable One System or in the business, condition (financial or otherwise) or liabilities of Cable One's Cable Business or any Cable One System and, to Cable One's Knowledge, no fact or condition exists or is contemplated or threatened which would result in such a change in the future; (c) Cable One has not committed to make any material capital expenditures or capital additions or betterments to the Cable One Systems or the Cable One Assets; and
(d) Cable One's Cable Business has been conducted only in the ordinary course of business consistent with past practices. For the purpose of this Agreement, the impact on Cable One of events which affect the cable industry as a whole in the State of Texas or the United States, shall not be considered in determining whether there has been a material adverse change in the business, condition (financial or otherwise) or liabilities of Cable One's Cable Business or any Cable One System.

         5.12. Litigation. Except as set forth in SCHEDULE 5.12: (a) there is no Litigation pending or, to Cable One's Knowledge, threatened, by or before any Governmental Authority or private arbitration tribunal against Cable One or any Affiliate thereof which, if adversely determined, would adversely affect the financial condition or operations of Cable One's Cable Business, any of the Cable One Systems, the Cable One Assets or the ability of Cable One to perform its obligations under this Agreement, or which, if adversely determined, would result in the modification, revocation, termination, suspension or other limitation of any of the Cable One Systems Franchises, Cable One Systems Licenses, Cable One Systems Contracts or leases or other documents evidencing the Cable One Leased Property or the Cable One Other Real Property Interests; and (b) there is not in existence any Judgment requiring any Cable One Company, or any Affiliate thereof, to take any action of any kind with respect to the Cable One Assets or the operation of any of the Cable One Systems, or to which Cable One (with respect to the Cable One Systems), any of the Cable One Systems or the Cable One Assets are subject or by which they are bound or affected.

         5.13. Tax Returns; Other Reports. Cable One has duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by Cable One, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in the imposition of a Lien upon the Cable One Assets, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Cable One has not received notice of, nor does Cable One have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of a Lien upon, any of the Cable One Assets.

         5.14.   Employment Matters.

                 5.14.1. SCHEDULE 5.14.1 contains a complete and correct list of the names and positions of all employees engaged in Cable One's Business as of the date of this Agreement. Cable One has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

                 5.14.2. Each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which Cable One or any of its ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of Cable One or any of its ERISA Affiliates participate is set forth in SCHEDULE 5.14 (the "Cable One Plans"). Neither Cable One, any of its ERISA Affiliates nor any Cable One Plan is in material violation of any provision of ERISA. No material "reportable event" (as defined in Section 4043 of ERISA), "prohibited transaction" (as defined in Section 406 of ERISA), "accumulated funding deficiency" or "withdrawal liability" (as defined in Section 302 of ERISA) has occurred or exists and is continuing with respect to any Cable One Plan. After the Closing, TCA will not be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any Cable One Plan currently maintained by Cable One or any of its ERISA Affiliates.

                 5.14.3. Except as set forth on SCHEDULE 5.14, there are no collective bargaining agreements applicable to any Person employed by Cable One that renders services in connection with the Cable One Systems and Cable One has no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against Cable One, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Cable One that renders services in connection with the Cable One Systems. Except as described on SCHEDULE 5.14, Cable One has no employment agreements, either written or oral, with any employee of the Cable One Systems and none of the employment agreements listed on SCHEDULE 5.14 requires Cable One, or will require TCA, to employ any Person after the Closing.

         5.15. Cable One Systems Information. SCHEDULE 5.15 sets forth a materially true and accurate description, on a System-by-System basis, of the following information relating to Cable One's Cable Business as of the date of the most recent monthly report generated by Cable One in the ordinary course of business containing the information required to prepare such SCHEDULE 5.15 provided that such date is no earlier than two months prior to the date of this
Agreement:

                 5.15.1. the approximate number of miles of plant included in the Cable One Assets;

                 5.15.2. the number of subscribers and subscriber equivalents served by the Cable One Systems;

                 5.15.3. the approximate number of single family homes and residential dwelling units passed by the Cable One Systems;

                 5.15.4. a description of basic and optional or tier services available from the Cable One Systems, the rates charged by Cable One for each and the number of subscribers and subscriber equivalents receiving each optional or tier service;

                 5.15.5. the stations and signals carried by the Cable One Systems, the channel position of each such signal and station, and each request or demand, if any, to lease channel capacity on any of the Cable One Systems pursuant to Section 612 of the Communications Act;

                 5.15.6. the cities, towns, villages, boroughs and counties served by the Cable One Systems; and

                 5.15.7. the MHZ capacity and channel capacity of each of the Cable One Systems.

         5.16. Taxpayer Identification Number. Cable One's U.S. Taxpayer Identification Number is 13-3060083.

         5.17. Accounts Receivable. The accounts receivable relating to Cable One's Cable Business are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of Cable One, that resulted from the regular course of Cable One's Cable Business. Such receivables are fully collectible in accordance with their terms and are subject to no offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by Cable One in Cable One's Financial Statements and those credits or reductions made to such accounts in the ordinary course of business.

         5.18. Bonds. Except as set forth on SCHEDULE 5.18, there are no franchise, construction, fidelity, performance, or other bonds or letters of credit posted by Cable One in connection with its operation or ownership of any of the Cable One Systems or Cable One Assets.

         5.19. Finders and Brokers. Except for Daniels & Associates, neither Cable One nor any Affiliate thereof has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which TCA could be liable.

6.       TCA'S REPRESENTATIONS AND WARRANTIES.

         TCA represents and warrants to Cable One as of the date of this Agreement and as of the Closing, as follows:

         6.1.    Organization and Qualification of TCA.

                 6.1.1. TCA is a general partnership duly organized and validly existing under the laws of the State of Delaware, and TCA has all requisite power and authority to own, lease and use the TCA Assets owned, leased or used by it and to conduct TCA's Cable Business as it is currently conducted. TCA is duly qualified to do business under the laws of each jurisdiction in which the ownership, leasing or use of the TCA Assets owned, leased or used by it or the nature of its activities in connection with the TCA Systems makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified would not have a material adverse effect on the ownership or operation of TCA's Cable Business, the TCA Assets or TCA Systems or on the ability of TCA to perform its obligations under this Agreement.

                 6.1.2. TCA Holdings, L.P., a Texas limited partnership, is the general partner of TCA, is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite authority to own all of its assets and to conduct its business as currently conducted. TCA Holdings, L.P. is duly qualified, licensed to do business and in good standing in the State of Oklahoma and in each other jurisdiction in which the nature of its activities or its ownership, lease or use of its assets makes such qualification necessary. TCA Cable TV, Inc., the ultimate parent corporation of TCA Holdings, L.P., is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own all of its assets and to conduct its business as currently conducted.

          6.2. Authority and Validity. TCA has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by TCA of, the performance of TCA under, and the consummation by TCA of the transactions contemplated by, this Agreement and the Transaction Documents to which TCA is a party have been duly and validly authorized by all action by or on behalf of TCA. This Agreement has been, and when executed and delivered by TCA the Transaction Documents to which it is a party will be, duly and validly executed and delivered by TCA and the valid and binding obligations of TCA, enforceable against TCA, in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

         6.3. No Conflict; Required Consents. Except for the TCA Required Consents, all of which are listed on SCHEDULE 6.3, the Cable One Required Consents and the HSR notification and the expiration or earlier termination of the waiting period under the HSR Act, the execution and delivery by TCA, the performance of TCA under, and the consummation by TCA of the transactions contemplated by, this Agreement and the Transaction Documents to which TCA is a party do not and will not: (a) conflict with or violate any provision of the partnership documents of the TCA; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of TCA under, (iv) result in the creation or imposition of any Lien under, any TCA Systems Contract or other instrument evidencing any of the TCA Assets or by which TCA or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on any TCA System, TCA's Cable Business or TCA or on the ability of TCA, to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

         6.4.    Assets.

                 6.4.1. TCA has exclusive, good and marketable title to (or, in the case of TCA Assets that are leased, valid leasehold interests in) the TCA Assets (other than TCA Owned Property, TCA Leased Property and TCA Other Real Property Interests, as to which representations and warranties in
SECTION 6.6 apply). The TCA Assets are free and clear of all Liens, except (a) Permitted Liens and, (b) Liens described on SCHEDULE 6.4, all of which will be terminated, released or, in the case of the rights of first refusal listed on
SCHEDULE 6.4, waived, as appropriate, at or prior to the Closing. Except as described on SCHEDULE 1.64, the TCA Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted).

                 6.4.2. Except for items in the TCA Excluded Assets, the TCA Assets constitute all the assets necessary to conduct TCA's Cable Business and to operate the TCA Systems substantially as they are being conducted and operated on the date of this Agreement and in compliance in all material respects with all applicable Legal Requirements and TCA Systems Contracts, TCA Systems Licenses and TCA Systems Franchises.

                 6.4.3. Except as described on SCHEDULE 6.4.3, to the Knowledge of TCA, no third party has been granted or applied for a cable television franchise or is providing or intending to provide wireline or wireless television programming or related services (except for nationally recognized direct broadcast satellite services) in any of the communities or unincorporated areas currently served by TCA's Cable Business. Except as described in SCHEDULE 6.4.3, TCA has not been denied initial or continuing access to any multiple dwelling unit or paid for any access to any multiple dwelling unit, subdivision or private development in the areas served by TCA's Cable Business.

         6.5. TCA Systems Franchises, TCA Systems Licenses, TCA Systems Contracts and TCA Other Real Property Interests.

                 6.5.1.    Except as described on SCHEDULES 1.56, 1.58, 1.61,
1.62 AND 1.63 or 4.2, TCA is not bound or affected by any of the following that relate primarily or in whole to TCA's Cable Business: (i) leases of real or personal property; (ii) franchises for the construction or operation of cable television systems or Contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (iv) material easements or rights of access; (v) pole line agreements, underground conduit agreements, crossing agreements, retransmission consent agreements or bulk or commercial service agreements; or (vi) System Contracts other than those described in any other clause of this SECTION 6.5.1 which contemplate payments by or to TCA in any 12-month period exceeding $10,000 individually or $50,000 in the aggregate or which are not terminable by TCA without cost or penalty on not more than 90 days prior written notice. Other than where expressly noted in SCHEDULE 1.61, no Affiliate of TCA is a party to any of the TCA Systems Contracts disclosed on SCHEDULE 1.61.

                 6.5.2. Complete and correct copies of the TCA Systems Franchises and TCA Systems Licenses have been provided to Cable One. Except as set forth on SCHEDULE 1.62, the TCA Systems Franchises contain all of the commitments and obligations of TCA to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the TCA Systems. The TCA Systems Franchises and TCA Systems Licenses are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or to TCA's Knowledge threatened, to terminate, suspend or modify any TCA Systems Franchise or TCA System License and TCA is, or will be as of the Closing Date, in material compliance with the terms and conditions of all the TCA Systems Franchises and TCA Systems Licenses and other applicable requirements of all Governmental Authorities (including the FCC and the U.S. Copyright Office) relating to the TCA Systems Franchises and TCA Systems Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

                 6.5.3. Complete and correct copies of all material TCA Systems Contracts (including Contracts relating to Leased Property and Other Real Property Interests described in SCHEDULES 1.56 AND 1.58) have been provided to Cable One. Such documents constitute the entire agreement with the other party. Each such TCA Systems Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of TCA and TCA is not and, to TCA's Knowledge, each other party thereto is not in breach or default of any material terms or conditions thereunder.

         6.6. Real Property. All the Assets consisting of TCA Owned Property, TCA Leased Property and material TCA Other Real Property Interests are described on SCHEDULES 1.56, 1.58 AND 1.59. Except as otherwise disclosed on SCHEDULE 1.59, TCA holds good, marketable and indefeasible fee simple title to the TCA Owned Property and has the valid and enforceable right to use and possess such TCA Owned Property, subject only to Permitted Liens. Except as otherwise disclosed on SCHEDULE 1.56, TCA has valid and enforceable leasehold interests in all TCA Leased Property, subject only to Permitted Liens. Except as otherwise disclosed on SCHEDULE 1.58, TCA has valid and enforceable rights to use all TCA Other Real Property Interests, subject only to Permitted Liens. Except for routine repairs, all of the material improvements, leasehold improvements and the premises of the TCA Owned Property and the premises demised under the leases and other documents evidencing the TCA Leased Property are in good condition and repair and are suitable for the purposes used. Each parcel of TCA Owned Property and each parcel of TCA Leased Property and any improvements thereon (a) has access to and over public streets or private streets for which TCA has a valid right of ingress and egress, (b) conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use, (c) conforms in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel and (d) is available for immediate use in the conduct of the business or operations of the TCA Systems.

         6.7.    Environmental.

                 6.7.1. To the Knowledge of TCA, the TCA Owned Property and TCA Leased Property comply in all material respects with and, to TCA's Knowledge, has previously been operated in compliance in all material respects with, all Environmental Laws. TCA has not generated, stored, used, treated, handled, discharged, released, or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any TCA Owned Property or TCA Leased Property, transported any Hazardous Substances to or from any TCA Owned Property or TCA Leased Property or discharged any Hazardous Substances from any TCA Owned Property or TCA Leased Property into any body of water, directly or indirectly, or undertaken or caused to be undertaken any other activities relating to the TCA Owned Property or TCA Leased Property, which could reasonably give rise to any liability under any Environmental Law and, to TCA's Knowledge, no other present or previous owner, tenant, occupant or user of any TCA Owned Property or TCA Leased Property or any other Person has committed or suffered any of the foregoing. To TCA's Knowledge, (i) no release of Hazardous Substances outside the TCA Owned Property or TCA Leased Property has entered or threatens to enter any TCA Owned Property or TCA Leased Property, and (ii) there is no pending or threatened Litigation based on Environmental Laws which arises from any condition of the land adjacent to or immediately surrounding any TCA Owned Property or TCA Leased Property. No Litigation or investigation based on Environmental Laws which relates to any TCA Owned Property or TCA Leased Property or any operations or conditions on it
(a) has been asserted or conducted in the past or is currently pending against or with respect to TCA or, to TCA's Knowledge, any other Person, or (b) to TCA's Knowledge, is threatened or contemplated.

                 6.7.2. Except as described on SCHEDULE 6.7.2, to TCA's Knowledge, (a) no aboveground or underground storage tanks are currently or have been located on any TCA Owned Property or TCA Leased Property, (b) no TCA Owned Property or TCA Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes, (c) no building or other structure on any TCA Owned Property or TCA Leased Property contains asbestos, asbestos-containing material, or material presumed to be asbestos-containing material pursuant to any Environmental Law and (d) there are no incinerators or cesspools on the TCA Owned Property or TCA Leased Property and all domestic waste discharged from the TCA Owned Property or the TCA Leased Property is discharged into a public sanitary sewer system.

                 6.7.3. Complete and correct copies of (a) all studies, reports, surveys or other similar written materials in TCA's possession or to which TCA, to its Knowledge, has access relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the TCA Owned Property or TCA Leased Property, (b) all notices (other than general notices made by general publication) in TCA's possession or to which TCA, to its Knowledge, has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the TCA Owned Property or TCA Leased Property or activities at the TCA Owned Property or TCA Leased Property and (c) all notices and related materials in TCA's possession or to which TCA, to its Knowledge, has access relating to any Litigation or allegation by any private third party concerning any Environmental Law, have been provided to Cable One.

         6.8.    Compliance with Legal Requirements.

                 6.8.1. The ownership, leasing and use of the TCA Assets as they are currently owned, leased and used, and the conduct of TCA's Cable Business and the operation of the TCA Systems as they are currently conducted and operated, do not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in SECTION 6.8.5, as to which the representations and warranties set forth in that subsection shall apply) including (a) the Copyright Act and the applicable rules and regulations of the U.S. Copyright Office; (b) the Communications Act, including provisions thereof pertaining to signal leakage; (c) the must-carry and retransmission consent provisions of the 1992 Cable Act as they relate to the TCA Systems; and (d) all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the TCA Assets, the TCA Systems and TCA's Cable Business, including Legal Requirements pertaining to utility pole make ready and to grounding and bonding of cable television systems (in each case as the same is currently in effect). TCA has received no notice of any violation by TCA or the TCA Cable Business of any Legal Requirement applicable to the operation of TCA's Cable Business as currently conducted, or the TCA Systems as currently operated and to its Knowledge, no Person has alleged such violation.

                 6.8.2. A valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Governmental Authority with respect to all TCA Systems Franchises that have expired or will expire within 36 months after the date of this Agreement.

                 6.8.3. TCA has deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the business and operations of the TCA Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. Complete and correct copies of all current reports and filings for the past three years, made or filed pursuant to the Copyright Act and the rules and regulations of the U.S. Copyright Office with respect to TCA's Cable Business have been provided to Cable One. To the knowledge of TCA, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party which questions the copyright filings or payments made by TCA with respect to the TCA Systems.

                 6.8.4. Except as set forth in SCHEDULE 6.8.4, (a) no written notices or demands have been received from the FCC, from any television station, or from any other Person or

Governmental Authority (i) challenging the right of the TCA Systems to carry any television broadcast station or deliver the same or (ii) claiming that any TCA System has failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act; (b) all necessary FAA or FCC approvals have been obtained with respect to the height and location of towers used in connection with the operation of the TCA Systems and are listed in Schedule 6.8.4, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules; and (c) TCA has received no notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the 1992 Cable Act and TCA has not agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the 1992 Cable Act.

                 6.8.5. Notwithstanding the foregoing, to the Knowledge of TCA, each TCA System is in compliance in all material respects with the provisions of the 1992 Cable Act as such Legal Requirements relate to the rates and other charges of TCA's Cable Business. TCA has used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the 1992 Cable Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Authority, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the 1992 Cable Act other than the failure of any franchising authority to have been certified to regulate rates.
Notwithstanding the foregoing, TCA makes no representation or warranty that the rates charged to subscribers would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the date of the Closing. TCA has delivered to Cable One complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215, 1220, 1225, 1235
and 1240 filed with respect to the TCA Systems, copies of all other FCC Forms filed by TCA and of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers with respect to TCA Systems, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the TCA Systems, and any other documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by TCA with respect to any of the TCA Systems.
In addition, TCA has also delivered to Cable One documentation for each of the TCA Systems in which the franchising authority has not certified to regulate rates as of the date of this Agreement showing a determination of allowable rates using a benchmark methodology. TCA has not made any Cost of Service Election with respect to any of the TCA Systems.

         6.9.    Patents, Trademarks and Copyrights.    TCA does not possess
any patent, patent right, trademark or copyright related to or material to the operation of the TCA Systems and TCA is not a party to any license or royalty agreement with respect to any such patent, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. To the Knowledge of TCA, the TCA Systems and TCA's Cable Business have been operated in such a manner so as not to violate or





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
infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

         6.10. Financial Statements; Undisclosed Liabilities. TCA has delivered to Cable One complete and correct copies of (i) the internally generated unaudited balance sheets of the TCA Systems and related statements of income for and as of October 31, 1996 and (ii) the internally generated unaudited interim balance sheets and the related statements of income for each quarter ending on and after January 31, 1997 (all of such financial statements and notes being hereinafter referred to as "TCA's Financial Statements").
TCA's Financial Statements are in accordance with the books and records of each of the TCA Systems, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered thereby, and, except as may be described therein, present fairly the financial condition of the TCA Systems at the dates and for the periods indicated subject, in the case of unaudited TCA's Financial Statements, only to standard year-end adjustments and the omission of footnotes. The balance sheets as of October 31, 1996 of the TCA Systems are herein collectively called the "TCA Balance Sheets." At the date of the TCA Balance Sheets, the TCA Systems had no material liabilities required by generally accepted accounting principles to be reflected or reserved against therein that were not fully reflected or reserved against on the TCA Balance Sheets.

         6.11.   Absence of Certain Changes or Events.  Except as set forth on
SCHEDULE 6.11, since the date of the TCA Balance Sheets: (a) TCA has not incurred any obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, to TCA's Knowledge, individually or in the aggregate, have a material adverse effect on the financial condition, or results of operations of TCA's Cable Business or any TCA System; (b) there has been no material adverse change in the TCA Assets comprising any TCA System or in the business, condition (financial or otherwise) or liabilities of TCA's Cable Business or any TCA System and, to TCA's Knowledge, no fact or condition exists or is contemplated or threatened which would result in such a change in the future; (c) TCA has not committed to make any material capital expenditures or capital additions or betterments to the TCA Systems or the TCA Assets; and
(d) TCA's Cable Business has been conducted only in the ordinary course of business consistent with past practices. For the purpose of this Agreement, the impact on TCA of events which affect the cable industry as a whole in the State of Oklahoma or the United States, shall not be considered in determining whether there has been a material adverse change in the business, condition (financial or otherwise) or liabilities of TCA's Cable Business or any TCA System.

         6.12. Litigation. Except as set forth in SCHEDULE 6.12: (a) there is no Litigation pending or, to TCA's Knowledge, threatened, by or before any Governmental Authority or private arbitration tribunal against TCA or any Affiliate of TCA which, if adversely determined, would adversely affect the financial condition or operations of TCA's Cable Business, any of the TCA Systems, the TCA Assets or the ability of TCA to perform its obligations under this Agreement, or which, if adversely determined, would result in the modification, revocation, termination, suspension or other limitation of any of the TCA Systems Franchises, TCA Systems Licenses, TCA Systems Contracts or leases or other documents evidencing the TCA Leased Property or the TCA Other Real Property Interests; and (b) there is not in existence any Judgment requiring TCA or any Affiliate of TCA to take any action of any kind with respect to the TCA Assets or the operation of any of the TCA Systems, or to which TCA (with respect to the TCA Systems), any of the TCA Systems or the TCA Assets are subject or by which they are bound or affected.

         6.13. Tax Returns; Other Reports. TCA has duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by it, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in the imposition of a Lien upon the TCA Assets, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. TCA has not received any notice of, nor does TCA have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of a Lien upon, any of the TCA Assets.

         6.14.   Employment Matters.

                 6.14.1. SCHEDULE 6.14.1 contains a complete and correct list of the names and positions of all employees engaged in TCA's Business as of the date of this Agreement. TCA has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including, the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
Section 2101, et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

                 6.14.2. Each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which TCA or any of its ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of TCA or any of its ERISA Affiliates participate is set forth in SCHEDULE 6.14 (the "TCA Plans"). Neither TCA, any of its ERISA Affiliates nor any TCA Plan is in material violation of any provision of ERISA. No material "reportable event" (as defined in Section 4043 of ERISA), "prohibited transaction" (as defined in Section 406 of ERISA), "accumulated funding deficiency" or "withdrawal liability" (as defined in Section 302 of ERISA) has occurred or exists and is continuing with respect to any TCA Plan. After the Closing, Cable One will not be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any TCA Plan currently maintained by TCA or any of its ERISA Affiliates.

                 6.14.3. Except as set forth on SCHEDULE 6.14, there are no collective bargaining agreements applicable to any Person employed by TCA that renders services in connection with the TCA Systems and TCA has no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against TCA, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by TCA that renders services in connection with the TCA Systems. Except as described on SCHEDULE 6.14, TCA has no employment agreements, either written or oral, with any employee of the TCA Systems and none of the employment agreements listed on SCHEDULE 6.14 requires TCA, or will require Cable One, to employ any Person after the Closing.

         6.15. TCA Systems Information. SCHEDULE 6.15 sets forth a materially true and accurate description, on a System-by-System basis, of the following information relating to TCA's Cable Business as of the date of the most recent monthly report generated by TCA in the ordinary course of business containing the information required to prepare such SCHEDULE 6.15 provided that such date is no earlier than two months prior to the date of this Agreement:

                 6.15.1. the approximate number of miles of plant included in the TCA Assets;

                 6.15.2. the number of subscribers and subscriber equivalents served by the TCA Systems;

                 6.15.3. the approximate number of single family homes and residential dwelling units passed by the TCA Systems;

                 6.15.4. a description of basic and optional or tier services available from the TCA Systems, the rates charged by TCA for each and the number of subscribers and subscriber equivalents receiving each optional or tier service;

                 6.15.5. the stations and signals carried by the TCA Systems, the channel position of each such signal and station, and each request or demand, if any, to lease channel capacity on any of the TCA Systems pursuant to Section 612 of the Communications Act;

                 6.15.6. the cities, towns, villages, boroughs and counties served by the TCA Systems; and

                 6.15.7 the MHZ capacity and channel capacity of each of the TCA Systems.

         6.16. Taxpayer Identification Number. TCA's U.S. Taxpayer Identification Number is 84-1359094.

         6.17. Accounts Receivable. The accounts receivable relating to TCA's Cable Business are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of TCA, that resulted from the regular course of TCA's Cable Business. Such receivables are fully collectible in accordance with their terms and are subject to no offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by TCA in TCA's Financial Statements and those credits and reductions made to such accounts in the ordinary course of business.

         6.18. Bonds. Except as set forth on SCHEDULE 6.18, there are no franchise, construction, fidelity, performance, or other bonds or letters of credit posted by TCA in connection with its operation or ownership of any of the TCA Systems or TCA Assets.





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
         6.19. Finders and Brokers. Except for Daniels & Associates, neither TCA nor any Affiliate thereof has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Cable One could be liable.

7.       ADDITIONAL COVENANTS.

         7.1. Access to Premises and Records. Between the date of this Agreement and the Closing Date, each Party (a) will give to the other and its counsel, accountants and other representatives full access during normal business hours to all the premises and books and records of its Cable Business and to all of its Assets and Systems' personnel; and (b) will furnish to the other and such representatives all such documents, financial information and other information regarding its Cable Business and its Assets as the other from time to time reasonably may request; provided that no investigation will affect or limit the scope of any of the representations, warranties, covenants and indemnities of the other in this Agreement or in any Transaction Document or limit liability for any breach of any of the foregoing.

         7.2. Continuity and Maintenance of Operations; Certain Deliveries and Notices. Except as the other Party may otherwise consent in writing, between the date of this Agreement and the Closing, each of TCA with respect to TCA's Cable Business, the TCA Systems and the TCA Assets and Cable One with respect to Cable One's Cable Business, the Cable One Systems and the Cable One
Assets:

                 7.2.1. will conduct its Cable Business and operate its Systems only in the usual, regular and ordinary course and consistent with its respective past practices and procedures (including making capital expenditures, fulfilling installation requests, completing disconnection work orders and disconnecting and discontinuing service to customers whose accounts are delinquent) and, to the extent consistent with such conduct and operation, use its commercially reasonable efforts to (a) preserve its current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with its Systems, unless the other Party requests otherwise, (b) keep available the services of its employees and agents providing services in connection with its Cable Business and (c) continue making marketing, advertising and promotional expenditures with respect to its Cable Business consistent with its respective past practices;

                 7.2.2. will maintain its Assets in good repair, order and condition, ordinary wear and tear excepted; will maintain equipment and inventory for its Systems at normal historical levels consistent with past practices; will maintain in full force and effect policies of insurance with respect to its Cable Business, in such amounts and with respect to such risks as are currently in effect for its Systems; and will maintain its books, records and accounts with respect to those Assets and the operation of its Systems in the usual, regular and ordinary manner on a basis consistent with past practices;

                 7.2.3. will not (a) modify, terminate, renew, suspend or abrogate any System Contract (other than retransmission consent Contracts, leases or documents evidencing Leased

Real Property or Other Real Property Interests, or programming Contracts, all of which are addressed in subsection (b) of this SECTION 7.2.3) other than in the ordinary course of business; (b) modify, terminate, renew, suspend or abrogate any retransmission consent Contract (except on terms that are not materially different) or programming Contract, System Franchise, lease or document evidencing Leased Property or Other Real Property Interests or System License; (c) take or omit to take any action that would result in the condition of the other Party in SECTION 8.2.1 (with respect to Cable One) or SECTION
8.1.1 (with respect to TCA) not being satisfied at any time prior to or on the Closing; (d) engage in any marketing, promotional, subscriber installation, collection or disconnection practices that are inconsistent with its past practices; (e) make any Cost of Service Election; (f) enter into any agreement with or commitment to any competitive access providers with respect to those Systems; (g) sell, transfer or assign any portion of the Assets other than sales in the ordinary course of business or permit the creation of a Lien (other than Permitted Liens) on any of those Assets; (h) take any actions that would cause the transactions contemplated hereby to fail to qualify as a like-kind exchange under Section 1031 of the Code; (i) engage in any hiring or employee compensation practices that are inconsistent with past practices except for changes in such practices implemented by such Party and its Affiliates on a company-wide basis; (j) increase or decrease the rate charged for any level of Basic Services, Expanded Basic Services, or any Pay TV or add, delete, retier or repackage any programming services, in each case except as described on SCHEDULE 7.2.3 or except to the extent required under the 1992 Cable Act or any other Legal Requirement; provided however that if rates are decreased in order to so comply, the Party decreasing the rates will provide the other with copies of any FCC forms (even if not filed with any Governmental Authority) that such Party used to determine that the new rates were required;

                 7.2.4. will promptly deliver to the other true and complete copies of all monthly and quarterly financial statements and operating reports and any reports with respect to its Systems or the operation of its Cable Business prepared by or for such Party at any time from the date of this Agreement until the Closing, and if Closing occurs as of month end, as soon as practicable after Closing, shall deliver to the other Party a true and complete copy of the internally generated unaudited balance sheet for its Systems as of the Closing Date and the internally generated unaudited statements of profit and loss of its Systems for the period then ended generated in the ordinary course of business, which in each case shall be presented in the same format in which its System Financial Statements are presented;

                 7.2.5. will give or cause to be given to the other and its counsel, accountants and other representatives, as soon as reasonably possible but in any event at least 10 Business Days prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of its Systems, such forms to be reasonably satisfactory in form and substance to the other;

                 7.2.6. will duly and timely file a valid notice of renewal under Section 626 of the Cable Act with the appropriate Governmental Authority with respect to any System Franchise that will expire within 36 months after any date between the date of the Agreement and the Closing Date; and

                 7.2.7. will promptly notify the other of any fact, circumstance, event or action by it or otherwise (a) which, if known at the date of this Agreement, would have been required to be disclosed by it in or pursuant to this Agreement or (b) the existence, occurrence or taking of which would result in the condition of the other Party in SECTION 8.2.1 (with respect to Cable One) or SECTION 8.1.1 (with respect to TCA) not being satisfied at any time prior to or on the Closing, and, with respect to clause (b), use its commercially reasonable efforts to remedy the same.

         7.3.    Employees.

                 7.3.1. Each Party may, but shall have no obligation to employ or offer employment to any employee of the other Party's Cable Business. Within 90 days after the date of execution of this Agreement, each Party shall provide to the other a list of all active employees of its Systems (excluding all employees subject to a collective bargaining agreement or represented by a labor organization, if any) as of a recent date, showing then-current positions and rates of compensation and indicating which of such employees such Party desires to retain as its employees (the "Retained Employees"). Within 30 days after receipt of this list, the Party receiving such list will provide to the other in writing a list of employees such Party or its Affiliates desires to employ following the Closing, which list shall not include any Retained
Employees.   As of the Closing Date, each Party shall terminate the employment of all its employees who were employed incidental to the conduct of such Party's Cable Business other than Retained Employees.

                 7.3.2. Each Party will pay to all employees employed in its Cable Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to the Closing, including, without limitation, all amounts, if any, payable on account of the termination of their employment. Each Party agrees to cooperate in all reasonable respects with the other Party to allow the other Party to evaluate and interview employees of such Party's Cable Business to make hiring decisions. Each Party shall, at its cost, be permitted to conduct pre-employment physical examinations (including drug screen urinalysis) and other appropriate pre-hire investigations of such of the other Party's employees that it may desire to hire, and each Party may make any offer of employment to any such employee conditional upon its receipt of results of the pre-hire investigations of such employee that are satisfactory to it.

                 7.3.3. Each Party will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by such Party pursuant to the provisions of such plan. Neither Party will assume any obligation or liability for any such accrued benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by the other Party.

                 7.3.4. All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of a Party or arising under any Legal Requirement affecting employees of such Party incurred on or before the Closing Date or resulting from or arising from events or occurrences occurring or commencing on or before the Closing Date will remain the responsibility of such Party, whether or not such employees are hired by the other Party after the Closing. Neither Party will have and assume any obligation or liability under or in connection with any such plan.

                 7.3.5. Each Party will remain solely responsible for, and will indemnify and hold harmless the other from and against all Losses arising from or with respect to, all salaries and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by the other Party, as a result of their employment by it on or prior to the Closing Date, the termination of their employment on the Closing Date, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement (including without limitation WARN) or otherwise relating to their employment prior to the Closing Date.

                 7.3.6. Notwithstanding anything to the contrary herein, each Party shall (a) permit each employee of the other Party (other than a Retained Employee) who is offered employment by such Party on or prior the Closing Date and becomes an employee of such Party after the Closing Date (a "Hired Employee") to participate in such Party's employee benefit plans to the same extent as similarly situated employees of such Party and their dependents; (b) give each Hired Employee credit for such employee's past service with the other Party as of the Closing Date (including past service with any prior owner or operator of such Party or its Cable Business) for purposes of eligibility and vesting under such Party's employee benefit and other plans to the same extent as other similarly situated employees of such Party; and (c) not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under such Party's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the other Party's employee benefit plans, and except for pre-existing orthodontia and certain other dental services, which are excluded under Cable One's group health plan.

                 7.3.7. If any Party discharges without cause within 90 days after Closing any Hired Employee and such Hired Employee would have been entitled to severance payments pursuant to the other Party's severance benefits plan if such Hired Employee had been discharged without cause by the other Party at Closing in accordance with SECTION 7.3.1 and not hired by such Party as of Closing, then such Party shall pay severance benefits to such Hired Employee in accordance with the other Party's severance benefit plan to the extent such plan would have paid severance to such employee.

                 7.3.8. Nothing in this SECTION 7.3 or elsewhere in this Agreement shall be deemed to make any employee of either Party a third party beneficiary of this Agreement.

         7.4. Leased Vehicles; Other Capital Leases. Each Party will pay the remaining balances on any leases for vehicles or capital leases included in its Tangible Personal Property and will deliver title to such vehicles and other Tangible Personal Property free and clear of all Liens (other than Permitted Liens) to the other Party at the Closing.

         7.5.    Required Consents; Franchise Renewal.

                 7.5.1. Each Party will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all of the Required Consents and any other consent, authorization or approval required to be obtained by such Party in connection with the transactions contemplated by this Agreement, substantially in the form attached hereto as EXHIBIT 7.5.1 and deliver to the other Party copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by such Party; provided, however, that each Party will afford the other Party the opportunity to review, approve and revise the form of Required Consent prior to delivery to the third party whose consent is sought. Each Party will cooperate with the other Party to obtain all Required Consents. Neither Party will accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the System Franchises, System Licenses, System Contracts or leases or documents evidencing Leased Property or Other Real Property Interests of its Cable Business that are not acceptable to the other. Notwithstanding the foregoing, as soon as practicable after the date of this Agreement, but in any event no later than 20 days after the date of this Agreement, each Party will cooperate with each other to complete, execute and deliver, or cause to be completed, executed and delivered to the appropriate Governmental Authority, an FCC Form 394 with respect to each System Franchise as to which such Form 394 is required. Without the prior consent of the other Party, neither Party shall agree with any Governmental Authority to extend or to toll the time limits applicable to such Governmental Authority's consideration of the FCC Form 394 filed with such Governmental Authority.

                 7.5.2. Each Party will use commercially reasonable efforts to obtain and cooperate with the other Party to obtain renewals or extensions of any System Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority for a period expiring no earlier than three years after the Closing Date.

                 7.5.3. Notwithstanding the foregoing, no Party will have further obligation to obtain Required Consents: (a) with respect to license agreements relating to pole attachments where the licensing authority will not consent to an assignment of such license agreement but requires that the other Party enter into a new agreement with such licensing authority, in which case the other Party shall use its commercially reasonable efforts to enter into such agreement prior to Closing or as soon as practicable thereafter and such Party will cooperate with and assist the other Party in obtaining such agreements; (b) for any business radio license which such Party reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to the other Party under FCC rules with respect thereto; (c) with respect to Contracts evidencing Leased Property, if, with the consent of the other Party, such Party obtains and makes operational prior to Closing substitute Leased Property that is reasonably satisfactory to the other Party; and (d) with respect to Contracts which are identified with an (*) on SCHEDULE 5.3 or 6.3, if TCA, with respect to Contracts pertaining to a TCA System, or Cable

One, with respect to Contracts pertaining to a Cable One System, uses its commercially reasonable efforts to obtain the Required Consent of the third party to such Contract but fails to obtain such consent on or prior to Closing; provided, however, in each case applicable above, commercially reasonable efforts shall not require any Party to take any action of the type that it is not required to take pursuant to SECTION 7.5.1.

                 7.5.4. If and to the extent that Cable One or TCA shall have waived satisfaction of the condition to Closing set forth in SECTION 8.1.5 OR
SECTION 8.2.5, respectively, subsequent to the Closing, each of TCA with respect to its Systems and Assets and Cable One with respect to its Systems and Assets will continue to use commercially reasonable efforts to obtain in writing as promptly as possible such Required Consent to be obtained by it in connection with the transactions contemplated under this Agreement which was not obtained on or before the Closing and will deliver copies of the same, reasonably satisfactory in form and substance, to the other. The obligations set forth in this Section will survive the Closing and will not be merged in the consummation of the transactions contemplated hereby.

         7.6. Title Commitments and Surveys. Cable One and TCA each will provide to the other, within 60 days after the date of this Agreement, (a) current commitments to issue ALTA (1992 Rev.) owner's policy of title insurance or its local equivalent in any state in which ALTA policies are unavailable ("Title Commitments") by an agent writing for Chicago Title Insurance Company (the "Title Company") and containing policy limits and other terms reasonably acceptable to the other, and legible photocopies of all recorded items described as exceptions therein, committing to insure (i) good, marketable and indefeasible fee simple title in the other to each parcel of Owned Property included in its Assets, subject only to exceptions stated therein which are Permitted Liens and (ii) easements which provide access to such Owned Property, and (b) surveys of each such parcel of Owned Property in such form as is necessary to obtain the title insurance to be issued pursuant to the Title Commitments with the standard printed exceptions relating to survey matters deleted (the "Surveys"), certified to the other and to the Title Company issuing a Title Commitment. Except as provided in SECTIONS 9.2.4 AND 9.3.4, the cost to obtain such title insurance policies and the cost of all Surveys and other documents required by the Title Company to issue such policies, together with all costs and fees of the Title Company to record the deeds transferring title to such Owned Property and any other instruments or documentation related thereto, shall be shared equally by TCA and Cable One.
If Cable One or TCA notifies the other within 20 days of its receipt of both the Title Commitments and the Surveys of any Lien (other than a Permitted Lien or a Lien set forth in SCHEDULES 5.4 or 6.4, as applicable) or other matter which renders or could render title to any parcel of Owned Property unmarketable or prevents or could prevent or impair access to or interferes with or impairs or could interfere with or impair the use or operation of any parcel of Owned Property for the purposes for which it is currently used or operated by the other (each a "Title Defect"), the other will exercise commercially reasonable efforts to remove or, with the consent of the objecting Party, cause the Title Company to commit to insure over, each such Title Defect prior to the Closing.

         7.7. HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 60 days after such execution, Cable One and TCA will each complete and file, or cause to be completed and filed at its own cost and expense, any notification and report required to be filed under the HSR Act and each such filing shall request early termination of the waiting period imposed by the HSR Act. The Parties shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The Parties shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each Party will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding the foregoing, no Party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such Party or any of its Affiliates, if a Party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such Party or any of its Affiliates having significant assets, net worth or revenue. Notwithstanding anything to the contrary in this Agreement if either Party determines in its reasonable business judgment that a request for additional information in connection with the HSR Act is unduly burdensome, either Party may terminate this Agreement by notifying the other Party.

         7.8. Sales and Transfer Taxes. All sales, use or excise Taxes arising from or payable by reason of the transfer of any of the TCA Assets or any of the Cable One Assets will be shared equally by TCA and Cable One. All transfer and similar Taxes or assessments, including transfer fees and similar assessments for or under System Franchises, System Licenses and System Contracts, arising from or payable by reason of the conveyance of the TCA Assets or the Cable One Assets also will be shared equally by TCA and Cable One.

         7.9. Noncompetition. At the Closing, TCA and Cable One will execute and deliver to the other a Noncompetition Covenant, in the respective forms attached as EXHIBITS 7.9(A) or (B), as appropriate.

         7.10. Programming. Each Party will execute and deliver such documents and take such action as may be reasonably requested by the other Party to enable such other Party to comply with the requirements of its programming agreements with respect to divestitures and acquisitions of cable television systems; provided, however, that neither Party will be required to provide specific programming or channels or to assume any liability with respect to or in connection with the other's programming agreements.

         7.11. Updated Schedules. Not less than ten Business Days prior to Closing, each Party will deliver to the other revised copies of each of its Schedules, except for SCHEDULES 5.14.1 and 6.14.1 (regardless of whether the original Schedule is as of a certain date) which shall have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of such Party's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, the Party which is to receive such Assets, at or before Closing, will have the right (to be exercised by written notice to the other Party) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets of the other Party for all purposes under this Agreement. Without changing the result set forth in the preceding sentence that a Party's updated Schedules do not serve to update such Party's representations and warranties, the updated Schedules delivered pursuant to this SECTION 7.11 shall be accompanied by an officer's certificate of the Party delivering such Schedules, certifying that the information set forth in such Schedules is true and accurate in all material respects as of the date of delivery thereof and that all information required to be given in the Schedules "as of the date of this Agreement" has been updated to the date of delivery of the updated Schedules or other date permitted to be specified in such Schedules.

         7.12. Use of Names and Logos. For a period of 60 Business Days after the Closing, Cable One and TCA will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the other to the extent incorporated in or on the Assets transferred to it at the Closing, provided that each will exercise commercially reasonable efforts to remove all such names, marks, logos and similar proprietary rights of the other from the Assets as soon as reasonably practicable, and in any event within 60 Business Days, following the Closing.

         7.13. Transitional Billing Services. Cable One and TCA will each provide to the other, upon request, access to and the right to use its billing system computers, software and related fixed assets in connection with the System acquired by the other for a period of up to 90 days following the Closing to allow for conversion of existing billing arrangements ("Transitional Billing Services"). Each Party will notify the other at least 10 days prior to the Closing as to whether it desires Transitional Billing Services from the other. All Transitional Billing Services, if any, that are requested by a Party will be provided on terms and conditions reasonably satisfactory to each Party; provided, however, that the amount to be paid by the Party receiving Transitional Billing Services will not exceed the out of pocket cost to the other Party of providing such Transitional Billing Services. Each Party will notify the other, at least 45 days prior to the Closing, of the cost to such Party of providing such Transitional Billing Services.

         7.14.   Confidentiality and Publicity.

                 7.14.1. Each Party will use commercially reasonable efforts to assure that any non-public information that such Party may obtain from the other in connection with this Agreement with respect to the other's Cable Business and Systems will be kept confidential and, unless and until the Closing occurs, such Party will not disclose, and will cause its employees, consultants, advisors and agents not to disclose, any such information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its employees, consultants, advisors and agents not to use, such information to the detriment of the other; provided that (i) such Party may use and disclose any such information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section) or which rightfully has come into the possession of such Party (other than from the other Party) and (ii) to the extent that such Party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such Party may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation by either Party to hold information in confidence pursuant to this Section will be satisfied if such Party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each Party will use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such Party or on its behalf from the other, whether so obtained before or after the execution hereof.

                 7.14.2. Neither Party will issue any press releases or make any other public announcement concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other, which consent and approval may not be unreasonably withheld.

         7.15. Bulk Transfers. Cable One and TCA each waives compliance by the other with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

         7.16. Lien Searches. Each Party will obtain at its expense, the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist any of its Owned Property or Tangible Personal Property, and in the state and county where such Party's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company.

         7.17. Further Assurances. At or after the Closing, each of Cable One and TCA at the request of the other, will promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other as the other may reasonably request in order to carry out or evidence the terms of this Agreement or to collect any accounts receivable or other claims included in the Cable One Assets or the TCA Assets. Without limiting the generality of the foregoing, Cable One and TCA will take, or cause to be taken, all actions consistent with the terms of this Agreement, including execution and delivery of any documents or instruments, as the other may reasonably request to effect the qualification of the transactions contemplated hereby as a like-kind exchange under Section 1031 of the Code.

         7.18. Post-Closing Cooperation upon Inquiries as to Rates. For a period of 12 months after Closing, each Party will cooperate with and assist the other by providing, upon reasonable request, all information in that Party's possession (and not previously made available to the requesting Party) relating directly to the rates set forth in SCHEDULE 5.15 OR 6.15, as applicable, or on any of FCC Forms 1200, 1205, 1210, 1220, 1225, 1235 or 1240 or any other
FCC Form, that the requesting Party may reasonably require to justify such rates in response to any inquiry, order or requirements of any Governmental Authority.

         7.19. Power of Attorney Accounts Receivable. At Closing, each Party shall grant to the other the limited, irrevocable right, in such Party's name, place and stead, as such Party's attorney-in-fact, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to such Party in payment for cable television and related services provided by such Party's Systems. In addition, on or prior to the Closing Date, each Party shall provide written instructions to its lock-box service provider or similar agents to promptly forward to the other all such cash, deposits and checks that it may receive. From and after the Closing, each Party shall promptly remit to the other any payment received by such Party after the Closing Date in respect of any account receivable in respect of such Party's Systems.

         7.20 Blackwell Overbuild Elections. If, prior to Closing, the City of Blackwell or any other franchising authority grants a cable television franchise or other authorization or otherwise allows any third party to provide wireline video programming or related services in its community, then Cable One, in its sole discretion, may delay Closing so as to permit (x) the parties to identify and agree upon other assets of TCA or a mutually agreeable third party that Cable One reasonably deems to be adequate replacement assets for the TCA Assets relating to the provision of cable service to customers located in such community (the "Overbuilt Assets"), (y) the parties to make such amendments to this Agreement as they mutually deem necessary to reflect the exclusion of the Overbuilt Assets and the inclusion of the replacement assets, which amendments shall include extending the time limit set forth in Section
10.1.3 by at least 90 days, and (z) the purchase, if necessary, and conveyance of the replacement assets by TCA to Cable One at Closing. If the parties cannot agree within 90 days on which other assets of TCA or a mutually agreeable third party should replace the Overbuilt Assets, then Cable One, in its sole discretion, shall have the right to terminate this Agreement and abandon the transactions contemplated hereby.

8.       CONDITIONS PRECEDENT.

         8.1. Conditions to Cable One's Obligations. The obligations of Cable One to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by Cable One:

                 8.1.1. Accuracy of Representations and Warranties. The representations and warranties of TCA in this Agreement and in any Transaction Document, if specifically qualified by materiality, shall be true in all respects and, if not so qualified, shall be true in all material respects, at and as of the Closing with the same effect as if made at and as of the Closing.

                 8.1.2. Performance of Agreements. TCA shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                 8.1.3. Deliveries. TCA shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under SECTION 9.2.

                 8.1.4. Legal Proceedings. No action, suit or proceeding pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit Cable One's ownership or operation of all or a material portion of any TCA System, TCA's Cable Business or the TCA Assets, (b) compel Cable One to dispose of or hold separate all or a material portion of any TCA System, TCA's Cable Business or the TCA Assets as a result of any of the transactions contemplated by this Agreement, (c) if determined adversely to Cable One's interest, materially impair the ability of Cable One to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Cable One to exercise full rights of ownership of the TCA Systems or (d) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                 8.1.5. Consents. Except as otherwise provided in SECTION 7.5.3, Cable One shall have received evidence, in form and substance reasonably satisfactory to it, that the TCA Required Consents have been obtained.

                 8.1.6. No Material Adverse Change. There shall not have been any material adverse change since April 30, 1997 in the TCA Assets or the financial condition or operations of TCA's Cable Business or the TCA Systems.

                 8.1.7. Title Defects. With respect to each Title Defect affecting the TCA Systems, either (i) the Title Company shall have agreed to delete such Title Defect as an exception in the relevant Title Commitment or, with the consent of Cable One, shall have committed to insure over it by endorsement, or (ii) if acceptable to Cable One in its reasonable discretion, the parties shall have entered into a written agreement containing TCA's commitment to remedy such Title Defect on terms satisfactory to Cable One.

                 8.1.8. Environmental Assessments. No environmental audits or assessments conducted by Cable One with respect to the TCA Owned Property or the TCA Leased Property shall have indicated the presence thereon, or the likelihood of presence thereon, of Hazardous Substances of a kind or in a quantity as could reasonably be expected to give rise to a material risk of liability, other than environmental matters with respect to which, with Cable One's consent, TCA shall have committed in writing to remediate as promptly as practicable after the Closing Date.

                 8.1.9. Subscribers. The TCA Systems shall be serving at least 17,051 Equivalent Basic Subscribers.

                 8.1.10. Books and Records. TCA shall have made arrangements reasonably satisfactory to Cable One to deliver to Cable One all TCA Books and Records. Delivery of the foregoing will be deemed made to the extent such Books and Records are then located at any of the offices included in the TCA Owned Property or TCA Leased Property.

                 8.1.11. Retransmission Consent. With respect to any retransmission consent Contract for broadcast signals carried on the TCA Systems on the date of this Agreement and on the date of the Closing that are included as part of the TCA Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals shall have been obtained on terms and conditions reasonably acceptable to Cable One unless a broadcast station has elected must carry status. With respect to any retransmission consent Contracts for broadcast signals carried on the Cable One Systems on the date of this Agreement and on the date of the Closing that are included as part of the Cable One Excluded Assets, Cable One shall have been relieved of any obligations under such retransmission consent Contracts with respect to the Cable One Systems for any period after the Closing.

                 8.1.12. HSR Act. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated.

                 8.1.13. Franchise Renewals. All TCA Systems Franchises for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority shall have been renewed or extended for a period expiring no earlier than three years after the Closing Date.

         8.2. Conditions to TCA's Obligations. The obligations of TCA to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by TCA:

                 8.2.1. Accuracy of Representations and Warranties. The representations and warranties of Cable One in this Agreement and in any Transaction Document, if specifically qualified by materiality, shall be true in all respects and, if not so qualified, shall be true in all material respects, at and as of the Closing with the same effect as if made at and as of the Closing.

                 8.2.2. Performance of Agreements. Cable One shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                 8.2.3. Deliveries. Cable One shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under SECTION 9.3.

                 8.2.4. Legal Proceedings. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit TCA's ownership or operation of all or a material portion of any Cable One System, Cable One's Cable

Business or the Cable One Assets, (b) compel TCA to dispose of or hold separate all or a material portion of any Cable One System, Cable One's Cable Business or Cable One Assets as a result of any of the transactions contemplated by this Agreement, (c) if determined adversely to TCA's interest, materially impair the ability of TCA to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of TCA to exercise full rights of ownership of the Cable One Systems or (d) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                 8.2.5. Consents. Except as otherwise provided in SECTION 7.5.3, TCA shall have received evidence, in form and substance reasonably satisfactory to it, that the Cable One Required Consents have been obtained.

                 8.2.6. No Material Adverse Change. There shall not have been any material adverse change since April 30, 1997 in the Cable One Assets or the financial condition or operations of the Cable One Systems.

                 8.2.7. Title Defects. With respect to each Title Defect affecting the Cable One Systems, either (i) the Title Company shall have agreed to delete such Title Defect as an exception in the relevant Title Commitment or, with the consent of TCA, shall have committed to insure over it by endorsement, or (ii) if acceptable to TCA in its reasonable discretion, the parties shall have entered into a written agreement containing Cable One's commitment to remedy such Title Defect on terms satisfactory to TCA.

                 8.2.8. Environmental Assessments. No environmental audits or assessments conducted by TCA with respect to the Cable One Owned Property or the Cable One Leased Property shall have indicated the presence thereon, or the likelihood of presence thereon, of Hazardous Substances of a kind or in a quantity as could reasonably be expected to give rise to a material risk of liability, other than environmental matters with respect to which, with TCA's consent, Cable One has committed in writing to remediate as promptly as practicable after the Closing Date.

                 8.2.9. Subscribers. The Cable One Systems shall be serving at least 14,237 Equivalent Basic Subscribers.

                 8.2.10. Books and Records. Cable One shall have made arrangements reasonably satisfactory to TCA to deliver to TCA all Cable One Books and Records. Delivery of the foregoing will be deemed made to the extent such Books and Records are then located at any of the offices included in the Cable One Owned Property or Cable One Leased Property.

                 8.2.11. Retransmission Consent. With respect to any retransmission consent Contract for broadcast signals carried on the Cable One Systems on the date of this Agreement and on the date of the Closing that are included as part of the Cable One Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals shall have been obtained on terms and conditions reasonably acceptable to TCA unless a
broadcast station has elected must carry status.   With respect to any
retransmission consent Contracts for broadcast signals carried on the TCA Systems on the date of this Agreement and on the date of the Closing that are included as part of the TCA Excluded Assets, TCA shall have been relieved of any obligations under such retransmission consent Contracts with respect to the TCA Systems for any period after the Closing.

                 8.2.12. HSR Act. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated.

                 8.2.13. Franchise Renewals. All Cable One Systems Franchises for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority shall have been renewed or extended for a period expiring no earlier than three years after the Closing Date.

9.       THE CLOSING.

         9.1. The Closing; Time and Place. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at a place mutually agreed upon by the Parties at 10:00 a.m., local time, on the last calendar day of the calendar month in which the conditions set forth in Article 8 shall have been satisfied or waived (provided that each Party shall have at least 10 days prior notice of the scheduled Closing Date in order to prepare for the Closing) or at such other place, date and time as may be agreed upon by the Parties (the "Closing Date"). The transactions to be consummated at Closing shall be deemed to have been consummated as of the Closing Time. If the Closing Date is not a Business Day, then the Cash Consideration shall be paid by the appropriate Party by 12:00 p.m. Central Time on the next immediately following Business Day.

         9.2. TCA's Delivery Obligations. At the Closing, TCA will deliver or cause to be delivered to Cable One the following:

                 9.2.1. Cash Consideration. If applicable, the Cash Consideration will be paid by TCA to Cable One by wire transfer in immediately available funds.

                 9.2.2. Bill of Sale and Assignment and Assumption Agreement. The executed Bill of Sale and Assignment and Assumption Agreement in the form of EXHIBIT 9.2.2 and such other instruments of transfer, assignment or assumption, in form and substance mutually satisfactory to TCA and Cable One, as Cable One may reasonably require to further document the transfer and assignment of the TCA Assets to Cable One and Cable One's assumption of the Cable One Assumed Obligations and Liabilities.

                 9.2.3. Deeds. A special warranty deed in a form reasonably acceptable to Cable One (and complying with applicable state laws) with respect to each parcel of TCA Owned Property, duly executed and acknowledged and in recordable form, warranting title to such TCA Owned Property against all Persons claiming by, through or under TCA, subject, however, to Permitted Liens.

                 9.2.4. Title Policies. Policies of title insurance pursuant to the Title Commitments described in SECTION 7.6, dated as of the Closing Date, and endorsed to delete or modify to the satisfaction of Cable One the standard printed exceptions and any Title Defects (the "TCA Title Policies") or the irrevocable written commitment of the Title Company to deliver the TCA Title Policies, and TCA's written commitment contemplated in SECTION 8.1.7, to the extent applicable; Cable One will pay the premiums and charges for any additional endorsements Cable One requests with respect to any TCA Title Policy other than the endorsements (i) to delete the standard survey exceptions from such TCA Title Policy (the cost of which shall be split equally between TCA and Cable One) and (ii) to delete or insure over any Title Defects (the cost of which shall be paid solely by TCA).

                 9.2.5. Lien Releases. Evidence satisfactory to Cable One that all Liens (other than Permitted Liens) affecting or encumbering the TCA Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form satisfactory to Cable One effecting such terminations, releases or waivers.

                 9.2.6. TCA Noncompetition Covenant. TCA will have delivered to Cable One a Noncompetition Covenant in the form of EXHIBIT 7.9(A) executed by TCA.

                 9.2.7. Vehicle Titles. Title certificates to all vehicles included among the TCA Assets, endorsed for transfer of title to Cable One, and separate bills of sale therefor or other transfer documentation, if required by the laws of the States in which such vehicles are titled.

                 9.2.8. Evidence of Authorization. Certified corporate resolutions or other evidence reasonably satisfactory to Cable One that TCA has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

                 9.2.9. FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that TCA is not a foreign person within the meaning of
Section 1445 of the Code reasonably satisfactory in form and substance to Cable One.

                 9.2.10. Officer's Certificate. Cable One will have received a certificate executed by an executive officer of TCA dated the date of the Closing, reasonably satisfactory in form and substance to Cable One, certifying that the conditions specified in SECTIONS 8.1.1 and 8.1.2 have been satisfied.

                 9.2.11.    TCA Counsel Opinions.  Cable One will have received
(a) an opinion of TCA's General Counsel, dated the date of the Closing, in the form of EXHIBIT 9.2.11(A) and (b) an opinion of TCA's FCC Counsel, dated the date of the Closing, in the form of EXHIBIT 9.2.11(B).

                 9.2.12. Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

         9.3. Cable One's Delivery Obligations. At the Closing, Cable One will deliver or cause to be delivered to TCA the following:

                 9.3.1. Cash Consideration. If applicable, the Cash Consideration will be paid by Cable One to TCA by wire transfer in immediately available funds.

                 9.3.2. Bill of Sale and Assignment and Assumption Agreement. The executed Bill of Sale and Assignment and Assumption Agreement in the form of EXHIBIT 9.3.2 and such other instruments of transfer, assignment or assumption, in form and substance mutually satisfactory to Cable One and TCA, as TCA may reasonably require to further document the transfer and assignment of the Cable One Assets to TCA and TCA's assumption of the TCA Assumed Obligations and Liabilities.

                 9.3.3. Deeds. A special warranty deed in a form reasonably acceptable to TCA (and complying with applicable state laws) with respect to each parcel of Cable One Owned Property, duly executed and acknowledged and in recordable form, warranting title to such Cable One Owned Property against all Persons claiming by, through or under Cable One, subject, however, to Permitted Liens.

                 9.3.4. Title Policies. Policies of title insurance pursuant to the Title Commitments described in SECTION 7.6, dated as of the Closing Date and endorsed to delete or modify to the satisfaction of TCA the standard printed exceptions and any Title Defects (the "Cable One Title Policies") or the irrevocable written commitment of the Title Company to deliver the Cable One Title Policies, and Cable One's written commitment contemplated in SECTION 8.2.7, to the extent applicable; TCA will pay the premiums and charges for any non-standard endorsements TCA requests with respect to any Cable One Title Policy other than the endorsements (i) to delete the standard survey exceptions from such Cable One Title Policy (the cost of which shall be split equally between TCA and Cable One) and (ii) to delete or insure over any Title Defects (the cost of which shall be paid solely by Cable One).

                 9.3.5. Lien Releases. Evidence satisfactory to TCA that all Liens (other than Permitted Liens) affecting or encumbering the Cable One Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form satisfactory to TCA effecting such terminations, releases or waivers.

                 9.3.6. Cable One Noncompetition Covenant. Cable One will have delivered to TCA a Noncompetition Covenant in the form of EXHIBIT 7.9(B) executed by Cable One.

                 9.3.7. Vehicle Titles. Title certificates to all vehicles included among the Cable One Assets, endorsed for transfer of title to TCA, and separate bills of sale therefor or other transfer documentation, if required by the laws of the States in which such vehicles are titled.

                 9.3.8. Evidence of Authorization Actions. Certified resolutions of the Board of Directors of Cable One or other evidence reasonably satisfactory to TCA that Cable One has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

                 9.3.9. FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that Cable One is not a foreign person within the meaning of Section 1445 of the Code reasonably satisfactory in form and substance to TCA.

                 9.3.10. Officer's Certificate. TCA will have received a certificate executed by an executive officer of Cable One dated the date of the Closing, reasonably satisfactory in form and substance to TCA, certifying that the conditions specified in SECTIONS 8.2.1 AND 8.2.2 have been satisfied.

                 9.3.11.   Cable One Counsel Opinions.  TCA will have received
(a) an opinion of Cable One's General Counsel, dated the date of the Closing, in the form of EXHIBIT 9.3.11(A) and (b) an opinion of Fleischman and Walsh, L.L.P., dated the date of Closing, in the form of EXHIBIT 9.3.11(B).

                 9.3.12. Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

10.      TERMINATION AND DEFAULT.

         10.1. Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                 10.1.1. At any time, by the mutual agreement of Cable One and TCA;

                 10.1.2. By either Cable One or TCA at any time, if the other is in material breach or default of any of its covenants, agreements or other obligations herein or in any Transaction Document, or if any of its representations herein or in any Transaction Document are not true in all material respects when made or when otherwise required by this Agreement or any Transaction Document to be true, provided that (i) the non-breaching Party provides the breaching Party with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default, and (ii) the breaching Party is given thirty (30) days after its receipt of such written notice within which to cure such breach or default and such Party fails to cure such breach or default within such thirty day period, unless such breach or default cannot be cured; provided further that the existence or occurrence of any event or circumstance arising after the date hereof, or prior to the date hereof if the appropriate Party had no Knowledge thereof, that constitutes or causes a breach of a representation or warranty of such Party under this Agreement (including, without limitation, the Schedules hereto of such Party and the Transaction Documents) on the date such representation or warranty is made shall not constitute a breach of such representation or warranty if such event or circumstance is corrected so as to cure any such breach on or prior to the Closing Date.

                 10.1.3. By either Cable One or TCA upon written notice to the other, if any of the conditions to its obligations set forth in SECTIONS
8.1 AND 8.2, respectively, are not satisfied on or before three hundred sixty-five days after the date of this Agreement, for any reason other than a material breach or default by such Party of its respective covenants, agreements or other obligations under this Agreement, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects; or

                 10.1.4.    As otherwise provided herein.

         10.2. Effect of Termination. If this Agreement is terminated pursuant to SECTION 10.1, all obligations of the Parties under this Agreement will terminate, except for the obligations set forth in SECTIONS 7.14 AND
12.15. Termination of this Agreement pursuant to SECTIONS 10.1.2 OR 10.1.3 will not limit or impair any remedies that any of TCA or Cable One may have with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement.

11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         11.1. Survival of Representations and Warranties. The representations and warranties of TCA and Cable One in this Agreement and in the Transaction Documents will survive Closing for a period of 36 months after the Closing Date, except that (a) all such representations and warranties with respect to any Taxes, rates, Environmental Law, ERISA, employment matters, or copyright matters will survive until 60 days after the expiration of the applicable statute of limitations (including any extensions) for such Taxes, rates, Environmental Law, ERISA, employment matters or copyright matters, respectively, and (b) the representations and warranties as to ownership of the Assets in SECTIONS 5.4.1 AND 6.4.1, respectively, and as to ownership of Owned Property set forth in SECTIONS 5.6 AND 6.6, respectively, and in the special warranty deed or deeds delivered with respect to Owned Property will survive the Closing and the delivery of such deeds and will continue in full force and effect without limitation, with the understanding that, notwithstanding any language contained in any such deed, the representations and warranties as to ownership of Owned Property set forth in SECTIONS 5.6 AND 6.6, respectively, will not be merged into any such deed or other Transaction Document. The periods of survival of the representations and warranties prescribed by this
SECTION 11.1 are referred to as the "Survival Period." The liabilities of each Party under its respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by a Party in a written notice to the other Party before such expiration or about which a Party has given the other Party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of each Party in this Agreement and in the Transaction Documents will survive the Closing and will continue in full force and effect without limitation.

         11.2. Indemnification by TCA. From and after the Closing, TCA will indemnify and hold harmless Cable One and its Affiliates, and its and their respective shareholders, officers, directors, employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by TCA in this Agreement, (b) any breach of any covenant, agreement or obligation of TCA contained in this Agreement, (c) any act or omission of TCA with respect to, or any event or circumstance related to, the ownership or operation of the TCA Assets or the conduct of TCA's Cable Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Time, without regard to whether a claim with respect to such matter is asserted before or after the Closing Time, including any matter described on SCHEDULE 6.12, (d) any liability or obligation not included in the Cable One Assumed Obligations and Liabilities related to the TCA Systems prior to the Closing Time, (e) any Title Defect that TCA fails to eliminate as an exception from a TCA Title Policy, and any Title Defect affecting any TCA Owned Property that the Title Company has insured over in accordance with SECTION 8.1.7, (f) any claim that the transactions contemplated by this Agreement violate WARN or any Legal Requirement or any fraudulent conveyance laws of any jurisdiction, (g) the presence, generation, removal or transportation of a Hazardous Substance on or from any of the TCA Owned Property or TCA Leased Property prior to the Closing Time, including the costs of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing), (h) any rate refund, or credit, penalty and/or interest payment with respect thereto, ordered by any Governmental Authority with respect to the TCA Systems for periods prior to the Closing Time or (i) the failure of TCA to perform the TCA Assumed Obligations and Liabilities.

         In the event that an indemnified item arises under both clause (a) and under one or more of clauses (b) through (i) of this SECTION 11.2, Cable One's rights to pursue its claim under clauses (b) through (i), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a).

         11.3. Indemnification by Cable One. From and after the Closing, Cable One will indemnify and hold harmless TCA and its Affiliates, and its and their respective shareholders, officers, directors, partners, employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by Cable One in this Agreement, (b) any breach of any covenant, agreement or obligation of Cable One contained in this Agreement, (c) any act or omission of Cable One with respect to, or any event or circumstance related to, the ownership or operation of the Cable One Assets or the conduct of Cable One's Cable Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Time, without regard to whether a claim with respect to such matter is asserted before or after the Closing Time, including any matter described on
SCHEDULE 5.12, (d) any liability or obligation not included in the TCA Assumed Obligations and Liabilities related to the Cable One Systems prior to the Closing Time, (e) any Title Defect that Cable One fails to eliminate as an exception from a Cable One Title Policy, and any Title Defect affecting any Cable One Owned Property that the Title Company has insured over in accordance with SECTION 8.2.7,

(f) any claim that the transactions contemplated by this Agreement violate WARN or any similar Legal Requirement or any bulk transfer or fraudulent conveyance laws of any jurisdiction, (g) the presence, generation, removal or transportation of a Hazardous Substance on or from any of the Cable One Owned Property or Cable One Leased Property prior to the Closing Time, including the costs of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing), (h) any rate refund, or credit, penalty and/or interest payment with respect thereto, ordered by any Governmental Authority with respect to the Cable One Systems for periods prior to the Closing Date or (i) the failure of Cable One to perform the Cable One Assumed Obligations and Liabilities.

         In the event that an indemnified item arises under both clause (a) and under one or more of clauses (b) through (i) of this SECTION 11.3, TCA's rights to pursue its claim under clauses (b) through (i), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a).

         11.4. Third Party Claims. Promptly after the receipt by any Party of notice of any claim, action, suit or proceeding by any third party (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such Party (the "Indemnified Party") will give reasonable written notice to the Party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this SECTION 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other Party will cooperate with the Party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such Party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party has been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this SECTION 11 will be paid by the Indemnifying Party. Expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party and if there is no dispute as to the applicability of indemnification. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this SECTION 11.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

         11.5. Other Indemnification. The provisions of this SECTION 11 will be applicable to any claim for indemnification made under any other provision of this Agreement and all references in this SECTION 11 to SECTIONS 11.2 and
11.3 will be deemed to be references to such other provisions of this Agreement.

         11.6. Payments for Indemnification Amounts. Amounts payable by either Party in respect of any Losses under SECTIONS 11.2 AND 11.3 will be payable by the Indemnifying Party as incurred by the other Party within ten
(10) Business Days after the Indemnifying Party's receipt of a statement therefor.

12.      MISCELLANEOUS PROVISIONS.

         12.1 Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon each of the Parties and their respective assigns and successors in interest and will inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Parties, no Party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that a Party may, without the consent of the other parties, assign or delegate its rights or obligations under this Agreement to any of its Affiliates, and such assignee will be substituted for such Party under this Agreement as though it were the original party to this Agreement.

         12.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement to either Party will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:





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

         To TCA at:

         TCA Cable Partners
         c/o TCA Management Company
         3015 SSE Loop 323
         Tyler, TX  75701
         Attn:  Fred R. Nichols, President
         Telecopy: (903) 596-9008

         With a copy (which shall not constitute notice) to:

         TCA Management Company
         3015 SSE Loop 323
         Tyler, TX  75701
         Attn:   General Counsel
         Telecopy:  (903) 595-1929

         Jackson Walker, L.L.P.
         901 Main Street
         Suite 6000
         Dallas, TX  75202
         Attn:   Janie E. James, Esq.
         Telecopy:  (214) 963-6822

         To Cable One at:

         Cable One, Inc.
         4742 North 24th Street, Suite 270
         Phoenix, AZ  85016
         Attn:  Thomas O. Might
         Telecopy:  (602) 468-9216

         With a copy (which shall not constitute notice) to:

         Cable One, Inc.
         4742 North 24th Street, Suite 270
         Phoenix, AZ  85016
         Attn:  Alan H. Silverman, Esq.
         Telecopy:  (602) 468-0116

         and

         Fleischman and Walsh, L.L.P.
         1400 Sixteenth Street, N.W., Suite 600
         Washington, D.C.  20036
         Attn:  Jeffry L. Hardin, Esq.
         Telecopy:  (202) 265-5706

         Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this SECTION
12.2. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier will be the date of the sender's confirmation.

         12.3. Right to Specific Performance. Each Party acknowledges that the unique nature of the Assets to be exchanged hereunder pursuant to this Agreement renders money damages an inadequate remedy for the breach by each Party of its obligations under this Agreement, and the Parties agree that in the event of such breach, the Parties will upon proper action instituted by either of them, be entitled to a decree of specific performance of this Agreement.

         12.4. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

         12.5. Captions. The section and other captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

         12.6. Choice of Law. The validity, performance, and enforcement of this Agreement and all Transaction Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state. In accordance with Title 6, Section 2708 of the Delaware Code Annotated, each Party hereby submits to the jurisdiction of the courts of Delaware and agrees to be served with legal process from any of such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts, including any claim or objection that any of such courts constitutes an inconvenient forum.

         12.7. Terms. Terms used with initial capital letters or otherwise defined in this Agreement will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

         12.8. Rights Cumulative. All rights and remedies of each Party under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

         12.9. Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

         12.10. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

         12.11. Entire Agreement. This Agreement (including the Transaction Documents and the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by all of the parties hereto.

         12.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

         12.13. Construction. This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

         12.14. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement; provided, however that in the event the transactions contemplated hereunder are consummated, each Party shall share equally the fee of $100,000 payable to Daniels & Associates.

         12.15. Risk of Loss. The risk of any loss or damage to the Cable One Assets or TCA Assets resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by Cable One or TCA, respectively, at all times prior to the Closing Time. If any such loss or damage is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a System or the replacement or restoration of the lost or damaged property within 20 days from the occurrence of the event resulting in such loss or damage, Cable One or TCA as appropriate, will immediately notify the other in writing of that fact and the other, at any time within 10 days after receipt of such notice, may elect by written notice to the notifying Party to either (i) waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement or
(ii) terminate this Agreement. If the other elects to so terminate this Agreement, both parties will stand fully released and discharged of any and all obligations under this Agreement. If the other elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, the Cash Consideration shall be adjusted, to the extent such loss or damage cannot be remedied prior to the Closing Date, by an amount mutually acceptable to TCA and Cable One, which amount shall be equal to the estimated out-of-pocket costs and expenses which the other Party reasonably can be expected to incur to repair or replace, in accordance with cable television industry practices, such lost or damaged Assets after Closing. If the actual out-of-pocket costs and expenses which a Party reasonably incurred to repair or replace such lost or damaged Assets exceeds such estimated amount, the Party that owned the lost or damaged Assets prior to Closing shall reimburse the other Party for such excess costs provided that such Party shall not be obligated to reimburse the other Party for any amounts in excess of any insurance proceeds paid to such Party as a result of the occurrence of the event resulting in such loss or damage. The Party that owned such lost or damaged Assets prior to Closing shall retain all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage.

         12.16. Takings. If, on or prior to the Closing Date, all or any part of or interest in the Cable One Assets or the TCA Assets, as appropriate, is taken or condemned as a result of a Governmental Authority's exercise of its powers of eminent domain, or if a Governmental Authority having such power informs a Party that it intends to condemn all or any part of such Party's Assets (such event being called, in either case, a "Taking") and such Taking is so substantial as to prevent normal operations of a System or any material part thereof (a "Material Taking"), then Cable One, in the case of a Material Taking of TCA Assets, or TCA, in the case of a Material Taking of Cable One Assets, shall have the right to terminate this Agreement. If TCA or Cable One, as appropriate, does not elect to terminate this Agreement notwithstanding the occurrence of a Material Taking, or if there shall have occurred a non-Material Taking, then (i) TCA, in the case of a Taking of Cable One Assets, or Cable One, in the case of a Taking of TCA Assets, may elect, in the name of the other Party, to negotiate for, claim, contest and receive all damages with respect to the Taking, (ii) the Party whose Assets were the subject of the Taking will be relieved of its obligation to convey to the other Party those of its Assets that were the subject of the Taking, (iii) at Closing, the Party whose Assets were the subject of the Taking will assign to the other Party all of its rights to damages payable as a result of the Taking, and will pay to the other Party all damages previously paid to it in connection with the Taking, and (iv) following the Closing, the Party whose Assets were the subject of the Taking will give to the other Party any further assurances of such rights and assignment with respect to the Taking as the other Party reasonably may request from time to time.

         12.17. Tax Consequences. No Party makes any representation or warranty, express or implied, with respect to the Tax implications of any aspect of this Agreement on any other Party, and each Party expressly disclaims any such representation or warranty with respect to any Tax consequences arising under this Agreement. Each Party has relied solely on its own Tax advisors with respect to the Tax implications of this Agreement.

         12.18. Commercially Reasonable Efforts. For purposes of this Agreement, "commercially reasonable efforts" will not be deemed to require a Party to undertake extraordinary or unreasonable measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

         12.19. Action by any Party. Unless otherwise indicated in this Agreement, whenever consent is required by any Party, notice is required to be delivered to or by any Party, agreement is required between each Party, or any other such action is required by a Party, any entity comprising a Party has the authority to give notice, to consent to, to agree with, and to perform any such other action on behalf of the Party, with such notice, consent, agreement or other action to be deemed the action of each of the other entities comprising the Party.

         The parties have executed this Agreement as of the day and year first above written.

                                  TCA CABLE PARTNERS



                                  By:  TCA Holdings, L.P., a Texas
                                       limited partnership, its general partner

                                       By:
                                           -------------------------------------

                                           -------------------------------------

                                  CABLE ONE, INC.

                                  By:
                                       -----------------------------------------
                                       Thomas O. Might, President











                   Signature Page to Asset Exchange Agreement
                 between TCA Cable Partners and Cable One, Inc.